Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-263376

PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 27, 2022)

UBS AG

$1,000,000,000 5.800% Fixed Rate Senior Notes due 2025

$1,500,000,000 5.650% Fixed Rate Senior Notes due 2028

$500,000,000 Floating Rate Senior Notes due 2025

______________________

UBS AG, acting through its London Branch, is issuing $1,000,000,000 aggregate principal amount of 5.800% Fixed Rate Senior Notes due 2025 (the “2025 Notes”), $1,500,000,000 aggregate principal amount of 5.650% Fixed Rate Senior Notes due 2028 (the “2028 Notes,” and together with the 2025 Notes, the “Fixed Rate Notes”) and $500,000,000 aggregate principal amount of Floating Rate Senior Notes due 2025 (the “Floating Rate Notes,” and together with the Fixed Rate Notes, the “Notes”).

From (and including) the date of issuance, interest will accrue on the 2025 Notes at a rate of 5.800% per annum and on the 2028 Notes at a rate of 5.650% per annum. Interest on the Fixed Rate Notes will be payable semi-annually in arrears on March 11 and September 11 in each year, commencing on March 11, 2024. From (and including) the date of issuance, interest will accrue on the Floating Rate Notes at a floating rate equal to the Compounded Daily SOFR (as defined herein), reset quarterly, plus 0.93% per annum, subject to a minimum rate of 0.00% per annum. Interest on the Floating Rate Notes will be payable quarterly in arrears on March 11, June 11, September 11 and December 11 in each year, commencing on December 11, 2023.

The Notes will constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu without any preference among themselves. In the event of our winding-up or liquidation, the Notes will rank pari passu with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

We may, at our option, redeem any series of Notes, in whole but not in part, on the occurrence of certain tax events, on the terms and subject to the provisions set forth in this prospectus supplement under “Description of the Notes—Optional Tax Redemption.”

The Notes will not be listed on any securities exchange.

Investing in the Notes involves risks. We encourage you to read and carefully consider this document in its entirety, in particular the risk factors beginning on page S-13 of this prospectus supplement and in “Risk Factors” in Part I, Item 3D of the Annual Report 2022 (as defined below) and in the August 31 Form 6-K (as defined below), which are incorporated by reference in this prospectus supplement, and the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of the factors you should carefully consider before deciding to invest in the Notes.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland, the United Kingdom (“UK”) or any other jurisdiction. The Notes are obligations of UBS AG only and are not guaranteed by UBS Group AG or any of its other subsidiaries.

	Price to Public(1)	Underwriting Compensation	Proceeds, before expenses, to UBS AG
Per 2025 Note	99.994%	0.20%	99.794%
Total 2025 Notes	$999,940,000	$2,000,000	$997,940,000
Per 2028 Note	99.996%	0.35%	99.646%
Total 2028 Notes	$1,499,940,000	$5,250,000	$1,494,690,000
Per Floating Rate Note	100.00%	0.20%	99.800%
Total Floating Rate Notes	$500,000,000	$1,000,000	$499,000,000

_________________

(1)	Plus accrued interest, if any, from and including September 11, 2023.

The underwriters expect to deliver the Notes to purchasers in book-entry form only through the facilities of The Depository Trust Company (“DTC”), on or about September 11, 2023. Beneficial interests in the Notes will be shown on, and transfers of those interests will be effected only through, records maintained by DTC and its participants, including Clearstream Banking S.A. (“Clearstream, Luxembourg”) and Euroclear Bank SA/NV (“Euroclear”).

Sole Book-Running Underwriter

UBS Investment Bank

Joint Lead Underwriters
Barclays	BBVA	BMO Capital Markets	BNY Mellon Capital Markets, LLC	BofA Securities
CIBC Capital Markets	Desjardins Capital Markets	Deutsche Bank Securities	HSBC	Huntington Capital Markets
J.P. Morgan	Morgan Stanley	nabSecurities, LLC	National Bank of Canada Financial Markets	Piraeus Bank
Rabo Securities	Raiffeisen Bank International	RBC Capital Markets	Regions Securities LLC	Santander	Scotiabank
SEB	SOCIETE GENERALE	TD Securities	Truist Securities	U.S. Bancorp	Wells Fargo Securities
Co-Lead Underwriters
Academy Securities	AmeriVet Securities	Blaylock Van, LLC	Cabrera Capital Markets LLC	CastleOak Securities, L.P.
China CITIC Bank International	Drexel Hamilton	KBC Securities USA	Korea Development Bank	Millennium bcp
R. Seelaus & Co., LLC	Roberts & Ryan	Tigress Financial Partners	Unicaja Banco

Prospectus Supplement dated September 5, 2023

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	6
Swiss Regulatory Powers	9
Use of Proceeds	10
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	31
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Floating Rate Securities	55
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	73
Validity of the Securities	76
Experts	76

We have not, and the underwriters have not, authorized any other person to provide you with information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and any free writing prospectus we may authorize to be delivered to you is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the headings “Incorporation of Information About UBS AG” and “Where You Can Find More Information.” If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

The distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized, and the offering of the Notes in certain jurisdictions may be restricted by law. Persons who come into possession of this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized must inform themselves about, and observe any such restrictions. This prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

It is important for you to read and consider all of the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into each of them in making your investment decision. To understand the offering fully and for a more complete description of the offering, you should read this entire document carefully, including particularly the “Risk Factors” section beginning on page S-13 of this prospectus supplement and the risk factors contained (i) in Part I, Item 3D of our Annual Report on Form 20-F for the fiscal year ended December 31, 2022 (the “Annual Report 2022”) and (ii) in our Current Report on Form 6-K filed on August 31, 2023 (the fifth report filed on such date) (the “August 31 Form 6-K”), filed with the SEC, which are incorporated into this prospectus supplement by reference. You also should read and consider the information in the documents to which we have referred you in the sections entitled “Incorporation of Information About UBS AG” and “Where You Can Find More Information.”

Unless otherwise indicated or unless the context requires otherwise:

•	when we refer to “UBS AG,” “we” or “us,” we mean UBS AG on a parent only basis (and not its consolidated subsidiaries).

•	when we refer to the “Issuer,” we mean UBS AG, acting through its London branch, in its capacity as issuer of the Notes.

•	when we refer to “UBS,” we mean UBS AG and its consolidated subsidiaries.

•	when we refer to “UBS Group,” we mean UBS Group AG and its consolidated subsidiaries. Certain disclosures contained herein are presented for UBS Group AG and its consolidated subsidiaries.

•	when we refer to “USD,” “$” or “U.S. Dollars,” we mean United States dollars or the lawful currency of the United States of America.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein contain statements that constitute “forward-looking statements,” including but not limited to management’s outlook for UBS’s financial performance, statements relating to the anticipated effect of transactions and strategic initiatives on UBS’s business and future development and goals or intentions to achieve climate, sustainability and other social objectives. While these forward-looking statements represent UBS’s judgments, expectations and objectives concerning the matters described, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from UBS’s expectations. The Russia–Ukraine war continues to affect global markets, exacerbate global inflation, and slow global growth. In addition, the war has caused significant population displacement, and shortages of vital commodities, including energy shortages and food insecurity, and has increased the risk of recession in OECD economies. The coordinated sanctions on Russia and Belarus, and Russian and Belarusian entities and nationals, and the uncertainty as to whether the war will widen and intensify, may continue to have significant adverse effects on the market and macroeconomic conditions, including in ways that cannot be anticipated. UBS Group’s acquisition of Credit Suisse Group AG and its consolidated subsidiaries (“Credit Suisse”) has materially changed UBS’s outlook and strategic direction and introduced new operational challenges. The integration of the Credit Suisse entities into the UBS Group structure is expected to take between three to five years and presents significant risks, including the risks that UBS Group may be unable to achieve the cost reductions and other benefits contemplated by the transaction. This creates significantly greater uncertainty about forward-looking statements. Other factors that may affect UBS’s performance and ability to achieve its plans, outlook and other objectives also include, but are not limited to: (i) the degree to which UBS is successful in the execution of its strategic plans, including its cost reduction and efficiency initiatives and its ability to manage its levels of risk-weighted assets (“RWA”) and leverage ratio denominator, liquidity coverage ratio and other financial resources, including changes in RWA assets and liabilities arising from higher market volatility and the size of the combined bank; (ii) the degree to which UBS is successful in implementing changes to its businesses to meet changing market, regulatory and other conditions, including as a result of the acquisition of Credit Suisse; (iii) increased inflation and interest rate volatility in major markets; (iv) developments in the macroeconomic climate and in the markets in which UBS operates or to which it is exposed, including movements in securities prices or liquidity, credit spreads, currency exchange rates, deterioration or slow recovery in residential and commercial real estate markets, the effects of economic conditions, including increasing inflationary pressures, market developments, increasing geopolitical tensions, and changes to national trade policies on the financial position or creditworthiness of UBS’s clients and counterparties, as well as on client sentiment and levels of activity, including the COVID-19 pandemic and the measures taken to manage it, which have had and may also continue to have a significant adverse effect on global and regional economic activity, including disruptions to global supply chains and labor market displacements; (v) changes in the availability of capital and funding, including any adverse changes in UBS’s credit spreads and credit ratings of UBS, sovereign issuers, structured credit products or credit-related exposures, as well as availability and cost of funding to meet requirements for debt eligible for total loss-absorbing capacity (“TLAC”), in particular in light of the acquisition of Credit Suisse; (vi) changes in central bank policies or the implementation of financial legislation and regulation in Switzerland, the U.S., the UK, the European Union and other financial centers that have imposed, or resulted in, or may do so in the future, more stringent or entity-specific capital, TLAC, leverage ratio, net stable funding ratio, liquidity and funding requirements, heightened operational resilience requirements, incremental tax requirements, additional levies, limitations on permitted activities, constraints on remuneration, constraints on transfers of capital and liquidity and sharing of operational costs across the UBS Group or other measures, and the effect these will or would have on UBS’s business activities; (vii) UBS’s ability to successfully implement resolvability and related regulatory requirements and the potential need to make further changes to the legal structure or booking model of UBS in response to legal and regulatory requirements and any additional requirements due to its acquisition of Credit Suisse, or other developments; (viii) UBS’s ability to maintain and improve its systems and controls for complying with sanctions in a timely manner and for the detection and prevention of money laundering to meet evolving regulatory requirements and expectations, in particular in current geopolitical turmoil; (ix) the uncertainty arising from domestic stresses in certain major economies; (x) changes in UBS’s competitive position, including whether differences in regulatory capital and other requirements among the major financial centers adversely affect UBS’s ability to compete in certain lines of business; (xi) changes in the standards of conduct applicable to UBS’s businesses that may result from new regulations or new enforcement of existing standards, including measures to impose new and enhanced duties when interacting with customers and in the execution and handling of customer transactions; (xii) the liability to which UBS may be exposed, or possible constraints or sanctions that regulatory authorities might impose on UBS, due to litigation, contractual claims and regulatory investigations, including the potential for disqualification from certain businesses, potentially large fines or monetary penalties, or the loss of licenses or privileges as a result of regulatory or other governmental sanctions, as well as the effect that litigation, regulatory and similar matters have on the operational risk component of UBS’s RWA, including as a result of its acquisition of Credit Suisse, as well as the amount of capital available for return to shareholders; (xiii) the effects on UBS’s business, in particular cross-border banking, of sanctions, tax or regulatory developments and of possible changes in UBS’s policies and practices; (xiv) UBS’s ability to retain and attract the employees necessary to generate revenues and to manage, support and control its businesses, which may be affected by competitive factors; (xv) changes in accounting or tax standards or policies, and determinations or interpretations affecting the recognition of gain or loss, the valuation of goodwill, the recognition of deferred tax assets and other matters; (xvi) UBS’s ability to implement new technologies and business methods, including digital services and technologies, and ability to successfully compete with both existing and new financial service providers, some of which may not be regulated to the same extent; (xvii) limitations on the effectiveness of UBS’s internal processes for risk management, risk control, measurement and modeling, and of financial models generally; (xviii) the occurrence of operational failures, such as fraud, misconduct, unauthorized trading, financial crime, cyberattacks, data leakage and systems failures, the risk of which is increased with cyberattack threats from both nation states and non-nation state actors targeting financial institutions; (xix) restrictions on the ability of UBS Group AG to make payments or distributions, including due to restrictions on the ability of its subsidiaries, including UBS AG, to make loans or distributions, directly or indirectly, or, in the case of financial difficulties, due to the exercise by the Swiss Financial Market Supervisory Authority FINMA (“FINMA”) or the regulators of UBS’s operations in other countries of their broad statutory powers in relation to protective measures, restructuring and liquidation proceedings; (xx) the degree to which changes in regulation, capital or legal structure, financial results or other factors may affect UBS’s ability to maintain its stated capital return objective; (xxi) uncertainty over the scope of actions that may be required by UBS, governments and others for UBS to achieve goals relating to climate, environmental and social matters, as well as the evolving nature of underlying science and industry and the possibility of conflict between different governmental standards and regulatory regimes; (xxii) the ability of UBS to access capital markets; (xxiii) the ability of UBS to successfully recover from a disaster or other business continuity problem due to a hurricane, flood, earthquake, terrorist attack, war, conflict (e.g., the Russia–Ukraine war), pandemic, security breach, cyberattack, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during long-term disruptions such as the COVID-19 (coronavirus) pandemic; (xxiv) the level of success in the absorption of Credit Suisse, in the integration of the two groups and their businesses, and in the execution of the planned strategy regarding cost reduction and divestment of any non-core assets, the existing assets and liabilities currently existing in the Credit Suisse group, the level of resulting impairments and write-downs, the effect of the consummation of the integration on the operational results, share price and credit rating of UBS – delays, difficulties, or failure in closing the transaction may cause market disruption and challenges for UBS to maintain business, contractual and operational relationships; and (xxv) the effect that these or other factors or unanticipated events, including media reports and speculations, may have on UBS’s reputation and the additional consequences that this may have on its business and performance. The sequence in which the factors above are presented is not indicative of their likelihood of occurrence or the potential magnitude of their consequences. Our business and financial performance could be affected by other factors identified in our past and future filings and reports, including those filed with the SEC. More detailed information about those factors is set forth in documents furnished by UBS AG and filings made by UBS AG with the SEC, including the Annual Report 2022 and the August 31 Form 6-K.

UBS is not under any obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Incorporation of Information About UBS AG

The SEC allows us to “incorporate by reference” into this prospectus supplement the information that we file with them, which means that:

•	The incorporated documents are considered part of this prospectus supplement.

•	We can disclose important information to you by referring you to those documents.

•	Information that we file with the SEC from time to time will automatically be considered to update and supersede the information in this prospectus supplement.

For information on the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus, we refer you to “Incorporation of Information About UBS AG” on page 4 of the accompanying prospectus. In particular, we refer you to the following documents incorporated by reference into this prospectus supplement:

•	the Annual Report 2022 for a discussion of our audited results of operations and financial condition as of, and for the year ended, December 31, 2022; and

•	our Current Reports on Form 6-K filed on March 6, 2023 (only the third and seventh reports filed on such date), March 20, 2023 (only the first report filed on such date), March 23, 2023, March 29, 2023, April 24, 2023, April 25, 2023 (only the third and fourth reports filed on such date), April 27, 2023, May 9, 2023, May 17, 2023, June 5, 2023, June 12, 2023, August 14, 2023 and August 31, 2023 (only the third and fifth reports filed on such date), which are incorporated by reference into this prospectus supplement.

In addition to the documents listed in the accompanying prospectus and the documents incorporated by reference since the date of the accompanying prospectus, we also incorporate by reference in this prospectus supplement and the accompanying prospectus any future documents we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from the date of this prospectus supplement until the offering contemplated in this prospectus supplement is completed. Reports on Form 6-K furnished by us to the SEC after the date of this prospectus supplement (or portions thereof) are incorporated by reference in this prospectus supplement only to the extent that the report expressly states that it is (or such portions are) incorporated by reference in the registration statement of which this prospectus supplement is a part.

Any statement in this prospectus supplement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement in this prospectus supplement or in any later filed document modifies or supersedes that statement. Any statement that is modified or superseded in this manner will no longer be a part of this prospectus supplement, except as modified or superseded.

You (including any beneficial owner) may request a copy, at no cost, of any or all of the documents that are incorporated by reference in this prospectus supplement, excluding exhibits (other than those that we specifically incorporate by reference into the documents that you request) by contacting us, orally or in writing, at the following address:

UBS AG

Investor Relations

Bahnhofstrasse 45

P.O. Box

8098 Zurich

Switzerland

Phone: +41-44-234 4100

Fax: +41-44-234 34 15

E-mail: SH-investorrelations@ubs.com

WHERE YOU CAN FIND MORE INFORMATION

UBS AG files periodic reports and other information with the SEC. Copies of the documents UBS AG files with the SEC may be obtained either on the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, or on the website of UBS AG at https://www.ubs.com/global/en/investor-relations/financial-information/sec-filings.html. The information on these websites is not part of this prospectus supplement, except as specifically incorporated by reference herein.

We have filed a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), on Form F-3 with the SEC covering the securities that we may offer. This prospectus supplement and the accompanying prospectus are part of that registration statement. The accompanying prospectus provides you with a general description of the securities that we may offer, and this prospectus supplement contains specific information about the terms of this offering and the Notes. For further information about the securities we may offer and UBS AG, you should review our registration statement, its exhibits and the documents incorporated by reference into this prospectus supplement. This prospectus supplement summarizes material provisions of the contracts and other documents that we refer you to. Since this prospectus supplement may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

IMPORTANT INFORMATION

PROHIBITION OF SALES TO UK RETAIL INVESTORS. The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

This prospectus supplement is only being distributed to and is only directed at persons who are: (i) outside of the UK; (ii) investment professionals falling within article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); (iii) persons falling within article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Order; or (iv) persons to whom it may otherwise be lawfully communicated (all such classes of persons together being referred to as “relevant persons”). This prospectus supplement must not be acted on or relied upon by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

UK MIFIR Product Governance Rules. Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is only eligible counterparties, as defined in the UK Financial Conduct Authority (the “FCA”) Handbook Conduct of Business Sourcebook, and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

SUMMARY

The following is a summary of this prospectus supplement and should be read as an introduction to, and in conjunction with, the remainder of this prospectus supplement, the accompanying prospectus and any documents incorporated by reference into either. You should base your investment decision on a consideration of this prospectus supplement, the accompanying prospectus and any such documents incorporated by reference, as a whole. Unless otherwise defined, words and expressions defined in this prospectus supplement under “Description of the Notes” have the same meanings in this summary.

About UBS AG

For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus, including the Annual Report 2022. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

UBS AG is a Swiss bank and a wholly owned subsidiary of UBS Group AG. UBS AG with its subsidiaries provides financial advice and solutions to private, institutional and corporate clients worldwide, as well as private clients in Switzerland. The operational structure of UBS is comprised of the Corporate Center and four business divisions: Global Wealth Management, Personal & Corporate Banking, Asset Management and the Investment Bank.

The London branch operates as a branch of UBS AG. The London branch is registered as a bank branch in England and Wales under branch No. BR004507. UBS AG is authorized and regulated by FINMA and is also authorized as a credit institution in the United Kingdom by the Prudential Regulation Authority of the Bank of England and subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority of the Bank of England. The registered office of UBS AG, London branch is 5 Broadgate, London EC2M 2QS, United Kingdom.

The Offering

The Issuer	UBS AG, acting through its London branch (the “Issuer”).
The Securities We Are Offering	We are offering $1,000,000,000 aggregate principal amount of 5.800% Fixed Rate Senior Notes due 2025 (the “2025 Notes”), $1,500,000,000 aggregate principal amount of 5.650% Fixed Rate Senior Notes due 2028 (the “2028 Notes,” and together with the 2025 Notes, the “Fixed Rate Notes”) and $500,000,000 aggregate principal amount of Floating Rate Senior Notes due 2025 (the “Floating Rate Notes,” and together with the Fixed Rate Notes, the “Notes”).
Issue Date	September 11, 2023 (the “Issue Date”).
Maturity Date	We will repay each series of Notes at 100% of their principal amount plus accrued interest on the applicable “Maturity Date” set forth in the table below.
Maturity Date
	2025 Notes	September 11, 2025
	2028 Notes	September 11, 2028
	Floating Rate Notes	September 11, 2025

Interest Rate

Fixed Rate Notes:

From (and including) the Issue Date, the 2025 Notes will bear interest at a rate of 5.800% per annum and the 2028 Notes will bear interest at a rate of 5.650% per annum.

Floating Rate Notes:

The Floating Rate Notes will bear interest during each Floating Rate Interest Period (as defined below) at a rate per annum equal to Compounded Daily SOFR with respect to such Floating Rate Interest Period, as determined by the Calculation Agent on the applicable Interest Determination Date (as defined below), plus 0.93% per annum (the “Floating Interest Rate”), provided that the Floating Interest Rate with respect to any Floating Rate Interest Period shall be subject to a minimum rate per annum of 0.00%. The Floating Interest Rate shall be reset quarterly on each Floating Rate Interest Payment Date.

Interest Payment Dates

Fixed Rate Notes:

Interest on the Fixed Rate Notes will be payable semi-annually in arrears on March 11 and September 11 in each year, from (and including) March 11, 2024 up to (and including) the applicable Maturity Date (each a “Fixed Rate Interest Payment Date”), provided that if any Fixed Rate Interest Payment Date would fall on a day that is not a Business Day (as defined below), the related payment of interest otherwise payable on such date shall not be made on such date, but shall be made on the next succeeding Business Day with the same force and effect as if made on the Fixed Rate Interest Payment Date, and no interest shall accrue for the period from and after the Fixed Rate Interest Payment Date to such next succeeding Business Day.

Floating Rate Notes:

Interest on the Floating Rate Notes will be payable quarterly in arrears on March 11, June 11, September 11 and December 11 in each year, from (and including) December 11, 2023 up to (and including) the applicable Maturity Date (each a “Floating Rate Interest Payment Date”), provided that if any Floating Rate Interest Payment Date, other than the applicable Maturity Date, would fall on a day that is not a Business Day (as defined below), the Floating Rate Interest Payment Date will be postponed to the next succeeding Business Day, except that if that Business Day falls in the next succeeding calendar month, the Floating Rate Interest Payment Date will be the immediately preceding Business Day.

Floating Rate Interest Periods	With respect to the Floating Rate Notes, the “Floating Rate Interest Period” shall be the period beginning on, and including, a Floating Rate Interest Payment Date (or, in the case of the first Floating Rate Interest Period, the Issue Date) and ending on, but excluding, the next succeeding Floating Rate Interest Payment Date (or, in the case of the redemption or acceleration of the Floating Rate Notes, the relevant date of redemption or acceleration).

Interest Determination Dates

With respect to any Floating Rate Interest Period, the “Interest Determination Date” shall be the date falling two U.S. Government Securities Business Days (as defined below) prior to the applicable Floating Rate Interest Payment Date (or, in the case of the redemption or acceleration of the Floating Rate Notes, prior to the relevant date of redemption or acceleration).

“U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Day Count	Fixed Rate Notes: 30/360. Floating Rate Notes: Actual/360.
Calculation Agent with respect to the Floating Rate Notes	U.S. Bank Trust National Association, or its successor appointed by the Issuer.
Calculation of Compounded Daily SOFR	Compounded Daily SOFR will be determined by the Calculation Agent in accordance with the provisions set forth in this prospectus supplement under “Description of the Notes –– Interest –– Calculation of Compounded Daily SOFR.”
Benchmark Transition Provisions	If we or our designee determine that a SOFR Benchmark Transition Event and its related SOFR Benchmark Replacement Date have occurred in respect of SOFR, then the provisions set forth in this prospectus supplement under “Description of the Notes— Interest –– Calculation of Compounded Daily SOFR –– Benchmark Transition Provisions” shall apply.
Payment at Maturity or upon Redemption	If the applicable Maturity Date or date of redemption or repayment is not a Business Day, the payment of interest and principal and/or any amount payable upon redemption or repayment of the Notes will be made on the next succeeding Business Day, but interest on that payment will not accrue during the period from and after such applicable Maturity Date or date of redemption or repayment. If the Notes are redeemed, unless we default on payment of the redemption price, interest will cease to accrue on the applicable redemption date on the Notes called for redemption.
Ranking	The Notes will constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu without any preference among themselves. In the event of our winding-up or administration, the Notes will rank pari passu with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.
Optional Tax Redemption	We may, at our option, redeem any series of Notes at any time outstanding, in whole but not in part, on the occurrence of certain tax events, at an amount equal to 100% of their respective principal amount, plus accrued and unpaid interest, if any, to (but excluding) the redemption date. See “Description of the Notes—Optional Tax Redemption” herein.

Sinking Fund	The Notes will not be subject to, or entitled to the benefit of, any sinking fund.
Business Day	Any weekday, other than one on which banking institutions are authorized or obligated by law, regulation or executive order to close in London, England or The City of New York, New York.
Book-Entry Issuance, Denominations, Settlement and Clearance

We will issue the Notes of a series in fully registered form in denominations of $200,000 and integral multiples of $1,000 in excess thereof. The Notes of a series will be represented by one or more global securities registered in the name of a nominee of DTC. You will hold beneficial interests in the Notes through DTC and its direct and indirect participants, including Euroclear and Clearstream Luxembourg, and DTC and its direct and indirect participants will record your beneficial interest on their books.

For more information, see “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

Conflicts of Interest	UBS Securities LLC is an affiliate of UBS AG and, as such, has a “conflict of interest” in any offering of the securities within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (or any successor rule thereto (“Rule 5121”)). Consequently, this offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
CUSIP	2025 Notes: 902674 ZV5 2028 Notes: 902674 ZW3 Floating Rate Notes: 902674 ZX1
ISIN	2025 Notes: US902674ZV55 2028 Notes: US902674ZW39 Floating Rate Notes: US902674ZX12
Listing	The Notes will not be listed on any securities exchange.
Trustee and Paying Agent	U.S. Bank Trust National Association will act as the trustee and initial paying agent for the Notes.

Timing and Delivery	We currently expect delivery of the Notes to occur on September 11, 2023. Under Rule 15c6-1 under the Exchange Act, purchases or sales of securities in the secondary market generally are required to settle within two business days (T+2), unless the parties to any such transaction expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes on any date prior to two business days before delivery will be required, because the notes initially will settle within four business days (T+4) in the United States, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade on any date prior to two business days before delivery should consult their own legal advisors.
Further Issues	We may, without the consent of the holders of the Notes of the relevant series, issue additional notes having the same ranking and same interest rate, maturity date, redemption terms and other terms as the Notes of such series described in this prospectus supplement except for the price to the public, the issue date and, possibly, the first interest payment date and the date interest starts accruing. Any such additional notes, together with the Notes of the same series offered by this prospectus supplement, will constitute a single series of such securities under the Indenture. There is no limitation on the amount of notes or other debt securities that we may issue under the Indenture.
Use of Proceeds	We intend to use the proceeds of the offering to provide additional funds for our operations and for other general corporate purposes. We will use the proceeds outside Switzerland unless use in Switzerland is permitted under the Swiss taxation laws in force from time to time without payments in respect of the Notes becoming subject to withholding or deduction for Swiss withholding tax as a consequence of such use of proceeds in Switzerland.
Governing Law	The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York.
Risk Factors	Investing in the Notes involves risk. For a discussion of some of the risks that should be considered in connection with an investment in the Notes, see “Risk Factors” beginning on page S-13 of this prospectus supplement and under “Risk Factors” in Part I, Item 3D of the Annual Report 2022 and in the August 31 Form 6-K, as well as all other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risk Factors

You should carefully consider the risks described below and all of the information contained and incorporated by reference in this document before you decide whether to acquire the Notes.

Acquiring the Notes involves significant risks. You should reach your own investment decision only after consultation with your own financial, legal and tax advisers (as you deem appropriate) about risks associated with an investment in the Notes and the suitability of investing in the Notes in light of the particular characteristics and terms of the Notes and of your particular financial circumstances. As part of making an investment decision, you should also carefully consider the risk factors and the other information contained in this prospectus supplement and in the Annual Report 2022 and the August 31 Form 6-K, as well as other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus, before deciding to invest in the Notes. You should evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect an investment in the Notes and your ability to bear the loss of all or a portion of your investment. If any of the risks described herein (including the risks described in the documents incorporated by reference in this prospectus supplement or the accompanying prospectus) materializes, our business, financial condition and results of operations could suffer and the trading price and liquidity of the Notes could decline, in which case you could lose some or all of the value of your investment.

We may redeem the Notes at our option in certain situations.

We may, at our option, redeem any series of Notes, in whole but not in part, on the occurrence of certain tax events, on the terms and subject to the provisions set forth in this prospectus supplement under “Description of the Notes—Optional Tax Redemption.” In such an event, an investor may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of such Notes and may only be able to do so at a significantly lower rate. There can be no assurance that holders will be able to reinvest the redemption proceeds at a rate that will provide the same rate of return as their investment in such Notes. In addition, you will not have the right to require us to redeem the Notes, or any of our other debt instruments that rank pari passu with the relevant Notes being redeemed, on a pro rata basis or otherwise should we exercise our right to redeem any series of Notes.

There is no restriction on the amount or type of further securities or indebtedness that we or our subsidiaries may issue, incur or guarantee.

So long as we comply with applicable regulatory requirements in respect of our leverage and capital ratios, there is no restriction on the amount or type of further securities or indebtedness that we or our subsidiaries may issue, incur or guarantee, as the case may be, that rank senior to, or pari passu with, the Notes. The issue, incurring or guaranteeing of any such further securities or indebtedness may reduce the amount recoverable by holders of the Notes on our liquidation or winding-up and may limit our ability to meet our obligations under the Notes. In addition, the Notes do not contain any restriction on us issuing securities that may have preferential rights to the Notes or securities with similar or different provisions to those described herein.

The Notes are our obligations and not obligations of our subsidiaries.

The Notes are exclusively our obligations and not those of our subsidiaries. Our subsidiaries are separate and distinct legal entities. Any right we have to receive assets of any of our subsidiaries upon their liquidation or reorganization and the resulting right of the holders of the Notes to participate in those assets will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would be subordinated to any security interests in the assets of the subsidiary granted to another creditor (to the extent of the value of the assets securing such claims) and any obligations of the subsidiary senior to the obligations of the subsidiary held by us.

If UBS AG experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS AG, which proceedings or measures may have a material adverse effect on the terms and market value of Notes and/or the ability of UBS AG to make payments thereunder.

The Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended (the “Swiss Banking Act”), grants FINMA broad powers to take measures and actions in relation to UBS AG if it concludes that there is justified concern that UBS AG is over-indebted or has serious liquidity problems or, after expiry of a deadline, UBS AG fails to fulfil the applicable capital adequacy requirements (whether on a standalone or consolidated basis). If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS AG. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings.

In restructuring proceedings, FINMA, as resolution authority, is competent to approve the restructuring plan. The restructuring plan may, among other things, provide for (a) the transfer of all or a portion of UBS AG’s assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS AG and the holders of the Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS AG is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS AG is a party, (c) the partial or full conversion of UBS AG’s debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity swap”), and/or (d) the partial or full write-off of obligations owed by UBS AG (a “write-off”), including its obligations under the Notes. Prior to any debt-to-equity swap or write-off with respect to any Notes, outstanding equity and debt instruments issued by UBS AG qualifying as additional tier 1 capital or tier 2 capital must be converted or written-down, as applicable, and cancelled. The Swiss Banking Act addresses the order in which a debt-to-equity swap or a write-off of debt instruments (other than debt instruments qualifying as additional tier 1 capital or tier 2 capital) should occur: first, all subordinated obligations not qualifying as regulatory capital; second, debt instruments for loss absorbency in the course of insolvency measures (Schuldinstrumente zur Verlusttragung im Falle von Insolvenzmassnahmen) under the Swiss Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers of June 1, 2012, as amended; third, all other obligations not excluded by law from a debt-to-equity swap or write-off (other than deposits), such as the Notes; and fourth, deposits to the extent in excess of the amount privileged by law. However, given the broad discretion granted to FINMA, any restructuring plan approved by FINMA in connection with restructuring proceedings with respect to UBS AG could provide that the claims under or in connection with the Notes will be fully or partially converted into equity or written-off, while preserving other obligations of UBS AG that rank pari passu with UBS AG’s obligations under the Notes. Consequently, the exercise by FINMA of any of its statutory resolution powers or any suggestion of any such exercise could materially adversely affect the rights of the holders of the Notes, the price or value of their investment in the Notes and/or the ability of UBS AG to satisfy its obligations under the Notes and could lead to holders of the Notes losing some or all of the value of their investment in such Notes.

Once FINMA has opened restructuring proceedings with respect to UBS AG, it may consider factors such as the results of operations, financial condition (in particular, the level of indebtedness, potential future losses and/or restructuring costs), liquidity profile and regulatory capital adequacy of UBS AG and its subsidiaries, or any other factors of its choosing, when determining whether to exercise any of its statutory resolution powers with respect to UBS AG, including, if it chooses to exercise such powers to order a debt-to-equity swap and/or a write-off, whether to do so in full or in part. The criteria that FINMA may consider in exercising any statutory resolution power provide it with considerable discretion. Therefore, holders of the Notes may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and, consequently, its potential effects on the Notes and/or UBS AG.

If UBS AG were to be subject to restructuring proceedings, the creditors whose claims are affected by the restructuring plan would not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan with respect to UBS AG has been approved by FINMA, the rights of a creditor to challenge the restructuring plan or have the restructuring plan reviewed by a judicial or administrative process or otherwise (e.g., on the grounds that the plan would unduly prejudice the rights of the holders of the Notes or otherwise be in violation of the Swiss Banking Act) are very limited. Even if any of UBS AG’s creditors were to successfully challenge the restructuring plan in court, the court could only require the relevant creditors to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded. Any such challenge (even if successful) would not suspend, or result in the suspension of, the implementation of the restructuring plan.

We may be unable to generate sufficient cash flow to satisfy our obligations under the Notes.

Our ability to generate cash flow from operations to make interest payments on the Notes will depend on our future performance, which will be affected by a range of economic, competitive and business factors. We cannot control many of these factors, including general economic conditions. Our inability to generate sufficient cash flow from operations or obtain additional funds or alternative financing on acceptable terms could have a material adverse effect on our business, financial condition and results of operations.

An investment in the Notes is not an insured deposit.

The Notes will not be deposit liabilities of UBS AG and will not be insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland, the UK or any other jurisdiction. An investment in the Notes has risks, and you may lose your entire investment.

Changes in market interest rates may adversely affect the value of the Fixed Rate Notes.

Investment in the Fixed Rate Notes involves the risk that subsequent changes in market interest rates may adversely affect the value of Fixed Rate Notes.

There may not be any trading market for the Notes.

Each series of Notes is a new issue of securities and has no established trading market. There can be no assurance that an active trading market will develop. Even if an active trading market does develop, it may not be liquid and may not continue. The liquidity and the market prices for each series Notes can be expected to vary with changes in market and economic conditions, our financial condition and prospects and other factors that generally influence the market prices of securities. If the secondary market for the Notes of a series is limited, there may be few buyers for such Notes and this may reduce the relevant market price of such Notes.

A downgrade of the credit rating assigned by any credit rating agency to UBS AG or to any series of Notes could adversely affect the liquidity or market value of such Notes. Credit ratings downgrades could occur as a result of, among other causes, changes in the ratings methodologies used by credit rating agencies.

Upon issuance, each series of Notes is expected to be rated by credit rating agencies and may in the future be rated by additional credit rating agencies, although we are under no obligation to ensure that the Notes are rated by any credit rating agency. Credit ratings may not reflect the potential impact of all risks related to structure, market, additional factors discussed in this “Risk Factors” section and other factors that may affect the liquidity or market value of the Notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised, suspended or withdrawn by the credit rating agency at any time.

Any rating assigned to UBS AG and/or, if applicable, the Notes may be withdrawn entirely by a credit rating agency, may be suspended or may be lowered, if, in that credit rating agency’s judgment, circumstances relating to the basis of the rating so warrant. Ratings may be impacted by a number of factors that can change over time, including the credit rating agency’s assessment of: the issuer’s strategy and management’s capability; the issuer’s financial condition including in respect of capital, funding and liquidity; competitive and economic conditions in the issuer’s key markets; the level of political support for the industries in which the issuer operates; the implementation of structural reform; and legal and regulatory frameworks affecting the issuer’s legal structure, business activities and the rights of its creditors. The credit rating agencies may also revise the ratings methodologies applicable to issuers within a particular industry, or political or economic region. If credit rating agencies perceive there to be adverse changes in the factors affecting an issuer’s credit rating, including by virtue of changes to applicable ratings methodologies, the credit rating agencies may downgrade, suspend or withdraw the ratings assigned to an issuer and/or its securities. Revisions to ratings methodologies and actions on UBS AG’s ratings by the credit rating agencies may occur in the future.

If we determine to no longer maintain one or more ratings, or if any credit rating agency withdraws, suspends or downgrades the credit ratings of UBS AG or the Notes, or if such a withdrawal, suspension or downgrade is anticipated (or any credit rating agency places the credit ratings of UBS AG or, if applicable, the Notes on “credit watch” status in contemplation of a downgrade, suspension or withdrawal), whether as a result of the factors described above or otherwise, such event could adversely affect the liquidity or market value of the Notes (whether or not the Notes had an assigned rating prior to such event).

Changes in law may adversely affect the rights of holders under any Notes.

The terms of the Notes are based on the laws of the State of New York in effect as at the date of this Prospectus Supplement. No assurance can be given as to the impact of any possible judicial decision rendered under the laws of the State of New York or any change to the laws of the State of New York, including by way of emergency measures, or administrative practice during the life of any Notes.

Changes in laws after the date hereof may affect the rights and effective remedies of holders under any Notes, as well as the market value of such Notes. Such changes in law may include changes in statutory, tax and regulatory regimes during the life of any Notes, which may have an adverse effect on investment in such Notes.

Risks Relating to the Floating Rate Notes

The Floating Rate Notes have an interest rate determined by reference to SOFR, a relatively new market index, and its composition and characteristics are not the same as LIBOR.

On June 27, 2017, the Alternative Reference Rates Committee (the “ARRC”) convened by the Federal Reserve Bank of New York identified SOFR as the rate that, in the consensus view of the ARRC, represented best practice for use in certain new U.S. dollar derivatives and other financial contracts. Although SOFR is ARRC’s recommended alternative to U.S. dollar London interbank offered rate (“U.S. dollar LIBOR”), the composition and characteristics of SOFR are not the same as those of U.S. dollar LIBOR. SOFR is a broad Treasury repo financing rate that represents overnight secured funding transactions and is not the economic equivalent of U.S. dollar LIBOR. SOFR is a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities, and has been published by the Federal Reserve Bank of New York since April 2018. The Federal Reserve Bank of New York has also begun publishing historical indicative SOFR rates from 2014. Investors should not rely on any historical changes or trends in SOFR as an indicator of future changes in SOFR.

The composition and characteristics of SOFR are not the same as those of U.S. dollar LIBOR, and SOFR is fundamentally different from U.S. dollar LIBOR for two key reasons. First, SOFR is a secured rate, while U.S. dollar LIBOR is an unsecured rate. Second, SOFR is an overnight rate, while U.S. dollar LIBOR represents interbank funding over different maturities. As a result, there can be no assurance that SOFR will perform in the same way as U.S. dollar LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility or global or regional economic, financial, political, regulatory, judicial or other events. For the same reasons, SOFR is not expected to be a comparable substitute, successor or replacement for LIBOR.

SOFR may be more volatile than other benchmark or market rates.

Since the initial publication of SOFR, daily changes in SOFR have, on occasion, been more volatile than daily changes in other benchmark or market rates, such as U.S. dollar LIBOR. In addition, the volatility of SOFR has reflected the underlying volatility of the overnight U.S. Treasury repo market. The Federal Reserve Bank of New York has at times conducted operations in the overnight U.S. Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the Federal Reserve Bank of New York will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of such operations, or the cessation or such operations to the extent they are commenced, is uncertain and could be materially adverse to investors in the securities. In addition, although changes in term SOFR rates generally are not expected to be as volatile as changes in SOFR on a daily basis, the return on, value of and market for the SOFR-based securities may fluctuate more than debt securities with interest rates based on less volatile rates.

SOFR may be volatile and will be influenced by a variety of unpredictable factors, including but not limited to:

•	changes in, or perceptions about the future, SOFR rates;

•	general economic conditions;

•	policies of the Federal Reserve Bank of New York regarding interest rate;

•	sentiment regarding underlying strength in the U.S. and global economies;

•	inflation and expectations concerning inflation;

•	sentiment regarding credit quality in the U.S. and global credit markets;

•	performance of capital markets; and

•	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect markets generally and that may affect SOFR.

These factors interrelate in complex and unpredictable ways, and the effect of one factor may offset or enhance the effect of another factor.

Any failure of SOFR to gain market acceptance could adversely affect the Floating Rate Notes.

According to the ARRC, SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it is considered a good representation of general funding conditions in the overnight U.S. Treasury repurchase agreement market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR a suitable substitute, replacement or successor for all of the purposes for which the U.S. dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Any failure of SOFR to gain market acceptance could adversely affect the return on and value of the Floating Rate Notes and the price at which investors can sell the Floating Rate Notes in the secondary market.

As of the date hereof, there are multiple market conventions with respect to the implementation of SOFR as a base rate for various securities. The manner of calculation and related conventions with respect to the determination of interest rates based on SOFR in floating rate note markets may differ materially compared with the manner of calculation and related conventions with respect to the determination of interest rates based on SOFR in other markets, such as the derivatives and loan markets. Investors should carefully consider how any potential inconsistencies between the manner of calculation and related conventions with respect to the determination of interest or other payment rates based on SOFR across these markets may impact any hedging or other financial arrangements that they may put in place in connection with any acquisition, holding or disposition of the Floating Rate Notes.

SOFR may be modified or discontinued which could adversely affect the market value of the Floating Rate Notes.

SOFR is a relatively new rate, and the Federal Reserve Bank of New York (or a successor), as administrator of SOFR, may make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR, or timing related to the publication of SOFR. SOFR is published by the Federal Reserve Bank of New York based on data received from other sources. We have no control over the determination of SOFR, methods of calculation, publication schedule, rate revision practices or availability of SOFR. There can be no guarantee that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to your interest in the Floating Rate Notes. Additionally, because SOFR is relatively new, there may be a greater likelihood of changes to the methods pursuant to which it is determined than there would be if it had a longer publication history. The administrator of SOFR may withdraw, modify, amend, suspend or discontinue the calculation or dissemination of SOFR in its sole discretion and without notice.

There is limited historical data regarding SOFR and the future performance of SOFR cannot be predicted based on historical performance.

We or our affiliates may publish research reports that could affect the market value of the Floating Rate Notes.

We or one or more of our affiliates, at present or in the future, may publish research reports with respect to movements in interest rates generally, or with respect to the LIBOR transition to alternative reference rates or SOFR specifically. This research may be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Floating Rate Notes. Any of these activities may affect the market value of the Floating Rate Notes.

The interest rate on the Floating Rate Notes will be based on Compounded Daily SOFR, which is relatively new in the marketplace.

For each Floating Rate Interest Period, the interest rate on the Floating Rate Notes will be based on Compounded Daily SOFR, not the SOFR rate published on or in respect of a particular date during such Floating Rate Interest Period or an average of SOFR rates during such Floating Rate Interest Period. For this and other reasons, the interest rate on the Floating Rate Notes during any Floating Rate Interest Period will not be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular date during the SOFR Observation Period for a Floating Rate Interest Period in relation to the Floating Rate Notes is negative, the portion of the accrued interest compounding factor specifically attributable to such date will be less than one, resulting in a reduction in the Compounded Daily SOFR used to calculate the interest rate on the Floating Rate Notes during such Floating Rate Interest Period.

In addition, the Federal Reserve Bank of New York only began publishing the SOFR Index on March 2, 2020, and the method for calculating an interest rate based upon SOFR in those precedents varies. Accordingly, the specific formula for Compounded Daily SOFR set forth in this prospectus supplement under “Description of the Notes –– Interest –– Calculation of Compounded Daily SOFR” may not be widely adopted by other market participants, if at all. If the market adopts a different calculation method, that would likely adversely affect the market value of the Floating Rate Notes.

The amount of interest payable with respect to each Floating Rate Interest Period will be determined near the end of such Floating Rate Interest Period.

The Floating Interest Rate with respect to any Floating Rate Interest Period is only capable of being determined near the end of such Floating Rate Interest Period. Consequently, it may be difficult for holders of the Floating Rate Notes to estimate reliably the amount of interest which will be payable on the Floating Rate Notes on any given Floating Rate Interest Payment Date. In addition, some investors may be unwilling or unable to trade the Floating Rate Notes without changes to their information technology systems, both of which could adversely impact the liquidity and trading price of the Floating Rate Notes.

Further, if the Floating Rate Notes become due and payable upon an event of default, the Floating Interest Rate applicable during the Floating Rate Interest Period during which such event of default occurred shall be determined two U.S. Government Securities Business Day prior to the date the Floating Rate Notes became due and payable and the Floating Interest Rate shall not be reset thereafter.

Interest on the Floating Rate Notes will be calculated using the SOFR Benchmark Replacement if a SOFR Benchmark Transition Event occurs.

To the extent SOFR is discontinued or is no longer quoted, interest on the Floating Rate Notes will be determined using the alternative methods described under “Description of the Notes— Interest –– Calculation of Compounded Daily SOFR –– Benchmark Transition Provisions.” In particular, if we or our designee determine that a SOFR Benchmark Transition Event and its related SOFR Benchmark Replacement Date have occurred, we or our designee (in consultation with us) will use the SOFR Benchmark Replacement for the purposes of determining the Floating Interest Rate for each Floating Rate Interest Period, as well as to make certain changes to the manner in which the Floating Interest Rate is calculated or determined.

This SOFR Benchmark Replacement may result in interest payments that are lower than, or that do not otherwise correlate over time with, the payments that would have been made on the Floating Rate Notes if SOFR was available in its current form. Additionally, if SOFR is no longer calculated or administered, no SOFR Benchmark Replacement is calculated (including because the same costs and risks that may lead to the discontinuation or unavailability of SOFR make the SOFR Benchmark Replacement impossible or impracticable to determine), the interest rate on the Floating Rate Notes for the relevant Floating Rate Interest Period may accrue at the same rate as the immediately preceding Floating Rate Interest Period, effectively converting the Floating Rate Notes, during the relevant Floating Rate Interest Period, into fixed rate instruments. Due to the uncertainty concerning the availability of benchmark replacements, the relevant fallback provisions may not operate as intended at the relevant time. Any of the foregoing may have an adverse effect on the value of the Floating Rate Notes.

The rate of interest on the Floating Rate Notes during a Floating Rate Interest Period may be determined by reference to a SOFR Benchmark Replacement even if SOFR continues to be published.

If a SOFR Benchmark Transition Event and its related SOFR Benchmark Replacement Date occur with respect to SOFR, the rate of interest on the Floating Rate Notes during the Floating Rate Period will thereafter be determined by reference to the SOFR Benchmark Replacement. A SOFR Benchmark Transition Event includes, among other things, a public statement or publication of information by the regulatory supervisor for the administrator of SOFR announcing that SOFR is no longer representative. The rate of interest on the Floating Rate Notes may therefore cease to be determined by reference to SOFR, and instead be determined by reference to the SOFR Benchmark Replacement, even if SOFR continues to be published. Such rate may be lower than SOFR for so long as SOFR continues to be published, and the value of and return on the Floating Rate Notes may be adversely affected.

Any SOFR Benchmark Replacement will likely be a relatively new market index that may be altered or discontinued.

The Benchmark Transition Provisions specify a “waterfall” of alternative rates that may become the SOFR Benchmark Replacement. These alternative rates are uncertain and no market convention currently exists, or may ever exist, for their determination. For example, the ISDA Fallback Rate, which is the rate referenced in the ISDA Definitions that is to be effective upon the occurrence of an index cessation date with respect to the SOFR Benchmark for the applicable tenor, has not been established as of the date hereof. Even after the ISDA Fallback Rate is initially determined, ISDA Definitions and the ISDA Fallback Rate may change over time. Uncertainty surrounding the establishment of market conventions related to the calculation of the ISDA Fallback Rate and other alternative rates, and whether any of the alternative rates is a suitable replacement or successor for SOFR, may adversely affect the value of and return on the Floating Rate Notes.

The Benchmark Transition Provisions provide for a SOFR Benchmark Replacement Adjustment to be added to the Unadjusted SOFR Benchmark Replacement in order to make the Unadjusted SOFR Benchmark Replacement more comparable to SOFR. However, such adjustment will not necessarily make the Unadjusted SOFR Benchmark Replacement equivalent to SOFR. In particular, the SOFR Benchmark Replacement Adjustment may be a one-time adjustment, so such adjustment above the applicable Unadjusted SOFR Benchmark Rate Replacement may not respond to changes in unsecured bank credit risk or other market conditions on a periodic basis.

Further, (i) any failure of the SOFR Benchmark Replacement to gain market acceptance could adversely affect the Floating Rate Notes, (ii) the SOFR Benchmark Replacement may have a very limited history and the future performance of the SOFR Benchmark Replacement may not be able to be predicted based on historical performance, (iii) the secondary trading market for debt securities linked to the SOFR Benchmark Replacement may be limited and (iv) the administrator of the SOFR Benchmark Replacement may make changes that could change the value of the SOFR Benchmark Replacement or discontinue the SOFR Benchmark Replacement and would not have any obligation to consider the interests of holders of Floating Rate Notes in doing so.

We or our designee (after consulting with us) may make determinations with respect to the Floating Rate Notes that could affect the value of and return on the Floating Rate Notes.

We or our designee (in consultation with us) may make certain determinations with respect to the Floating Rate Notes as further described in this prospectus supplement that may adversely affect the value of and return on the Floating Rate Notes. In particular, if a SOFR Benchmark Transition Event and its related SOFR Benchmark Replacement Date occur, we or our designee will determine the SOFR Benchmark Replacement and the SOFR Benchmark Replacement Adjustment and can make SOFR Benchmark Replacement Conforming Changes in connection with the implementation of the applicable SOFR Benchmark Replacement as described below under “Description of the Notes— Interest –– Calculation of Compounded Daily SOFR –– Benchmark Transition Provisions.” These determinations may require the exercise of discretion and the making of subjective judgments (such as, for example, determining the occurrence or non-occurrence of a SOFR Benchmark Transition Event). SOFR Benchmark Replacements and SOFR Benchmark Replacement Adjustments may be selected or formulated by (i) the Relevant Governmental Body (such as the ARRC), (ii) ISDA, or (iii) in certain circumstances, us (or one of our affiliates). In addition, the Benchmark Transition Provisions expressly authorize us or our designee to make Benchmark Replacement Conforming Changes with respect to, among other things, the determination of Floating Rate Interest Periods and the timing and frequency of determining rates and making payments of interest; in each case that we or our designee determine, from time to time, to be appropriate to reflect the determination and implementation of such SOFR Benchmark Replacement in a manner substantially consistent with market practice (or, if we or our designee decides that implementation of any portion of such market practice is not administratively feasible or determines that no market practice for use of the SOFR Benchmark Replacement exists, in such other manner as we or our designee determines is appropriate (acting in good faith)).

Any determination, decision or election that may be made by us or our designee pursuant to the Benchmark Transition Provisions will become effective without consent from the holders of the Floating Rate Notes or any other party. Any designee that we may appoint in connection with these determinations may be our affiliate. When performing such functions, potential conflicts of interest may exist between us, our designee or the Calculation Agent and holders of the Floating Rate Notes. All determinations by us or our designee will be conclusive for all purposes and binding on us and holders of the Notes absent manifest error. In making these potentially subjective determinations, we, our designee or the Calculation Agent may have economic interests that are adverse to your interests, and such determinations may adversely affect the value of and return on the Floating Rate Notes. Because the SOFR Benchmark Replacement is uncertain, we or our designee are likely to exercise more discretion in respect of calculating interest payable on the Floating Rate Notes than would be the case in the absence of a SOFR Benchmark Transition Event and related SOFR Benchmark Replacement Date. Neither they nor we will have any obligation to consider your interests as a holder of Floating Rate Notes in taking any action that might affect the value of the Floating Rate Notes.

The application of a SOFR Benchmark Replacement and SOFR Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest payable on the Floating Rate Notes, which could adversely affect the return on, value of and market for such Floating Rate Notes. Further, there is no assurance that the characteristics of any SOFR Benchmark Replacement will be similar to the then-current SOFR Benchmark that it is replacing, or that any SOFR Benchmark Replacement will produce the economic equivalent of the then-current SOFR Benchmark that it is replacing.

Use of Proceeds

The proceeds to us from the sale of the Notes will be approximately $2,991,250,000 (after deducting estimated underwriting discounts and commissions and estimated offering expenses). We intend to use the proceeds of the offering to provide additional funds for our operations and for other general corporate purposes. We will use the proceeds outside Switzerland unless use in Switzerland is permitted under the Swiss taxation laws in force from time to time without payments in respect of the Notes becoming subject to withholding or deduction for Swiss withholding tax as a consequence of such use of proceeds in Switzerland.

Capitalization

The following table sets forth our consolidated capitalization in accordance with International Financial Reporting Standards (IFRS) as of June 30, 2023.

This table should be read in conjunction with our consolidated financial statements and the related notes thereto incorporated by reference in this prospectus supplement.

As at June 30, 2023
(in millions of USD)
Debt:
Short term debt issued(1)	$76,916
Long term debt issued(2)	$128,130
Total debt issued	$205,046
of which: Funding from UBS Group AG	$63,744
Equity attributable to UBS AG shareholders	$52,922
Equity attributable to non-controlling interests	$352
Total Capitalization	$258,320

(1)	Short-term debt issued is composed of debt issued (reflected on the balance sheet lines Debt issued measured at amortized cost and Debt issued designated at fair value) by UBS AG and its subsidiaries and Funding from UBS Group AG (measured at amortized cost and designated at fair value) with a remaining contractual maturity of less than one year without considering any early redemption features.

(2)	Long-term debt issued is composed of debt issued (reflected on the balance sheet lines Debt issued measured at amortized cost and Debt issued designated at fair value) by UBS AG and its subsidiaries and Funding from UBS Group AG (measured at amortized cost and designated at fair value) with a remaining contractual maturity of more than one year without considering any early redemption features.

Description of The Notes

The following description of the Notes supplements the description of debt securities in the accompanying prospectus. If this prospectus supplement is inconsistent with the accompanying prospectus, this prospectus supplement will prevail with regard to the Notes. Accordingly, to the extent that certain sections in the following description of the Notes provide for different terms than in the applicable corresponding sections in the accompanying prospectus, then the sections in the following description shall supersede and replace in their entirety the applicable corresponding sections in the accompanying prospectus.

General

The 2025 Notes, the 2028 Notes and the Floating Rate Notes will each constitute a series of senior debt securities issued under the indenture, dated as of June 12, 2015 (the “Base Indenture”), between UBS AG and U.S. Bank Trust National Association, as trustee (the “Trustee”), as supplemented by (i) the supplemental indenture to be entered into on the Issue Date (as defined below) in connection with the 2025 Notes (the “2025 Notes Supplemental Indenture”), (ii) the supplemental indenture to be entered into on the Issue Date (as defined below) in connection with the 2028 Notes (the “2028 Notes Supplemental Indenture”) and (iii) the supplemental indenture to be entered into on the Issue Date in connection with the Floating Rate Notes (the “Floating Rate Note Supplemental Indenture,” and together with the 2025 Notes Supplemental Indenture and the 2028 Notes Supplemental Indenture, the “Supplemental Indentures”) (the Base Indenture, as supplemented by the Supplemental Indentures, the “Indenture”). The terms of the Notes include those stated in the Indenture, and those terms made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. Certain terms used in this prospectus supplement, unless otherwise defined herein, have the meaning given to them in the Indenture. We filed the Base Indenture as an exhibit to the Form F-3 filed on June 12, 2015 (File No. 333-204908).

Each series of Notes will be issued on September 11, 2023 (the “Issue Date”), in the aggregate principal amount, and unless previously redeemed and cancelled will mature on the applicable “Maturity Date,” set forth in the table below:

	Aggregate Principal Amount	Maturity Date
2025 Notes 2028 Notes	$1,000,000,000 $1,500,000,000	September 11, 2025 September 11, 2028
Floating Rate Notes	$500,000,000	September 11, 2025

Interest

Fixed Rate Notes:

The 2025 Notes will bear interest from (and including) the Issue Date at 5.800% per annum. The 2028 Notes will bear interest from (and including) the Issue Date at 5.650% per annum. Interest on the Fixed Rate Notes will be payable semi-annually in arrears on March 11 and September 11 of each year (each, a “Fixed Rate Interest Payment Date”), commencing on March 11, 2024.

If a Fixed Rate Interest Payment Date would fall on a day that is not a Business Day, the related payment of interest otherwise payable on such date shall not be made on such date, but shall be made on the next succeeding Business Day with the same force and effect as if made on the Fixed Rate Interest Payment Date, and no interest shall accrue for the period from and after the Fixed Rate Interest Payment Date to such next succeeding Business Day.

Interest on the Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

Floating Rate Notes:

The Floating Rate Notes will bear interest during each Floating Rate Interest Period (as defined below) at a rate per annum equal to Compounded Daily SOFR (as defined below) with respect to that Floating Rate Interest Period, as determined by the Calculation Agent on the applicable Interest Determination Date (as defined below), plus 0.93% per annum (the “Floating Rate Margin”) (together, the “Floating Interest Rate”), provided that the Floating Interest Rate with respect to any Floating Rate Interest Period shall be subject to a minimum rate per annum of 0.00% (the “Minimum Rate”), payable quarterly in arrears on March 11, June 11, September 11 and December 11 of each year (each as may be adjusted as described below, a “Floating Rate Interest Payment Date”), commencing on December 11, 2023.

If any scheduled Floating Rate Interest Payment Date, other than the Maturity Date with respect to the Floating Rate Notes, would fall on a day that is not a Business Day, the Floating Rate Interest Payment Date will be postponed to the next succeeding Business Day, except that if that Business Day falls in the next succeeding calendar month, the Floating Rate Interest Payment Date will be the immediately preceding Business Day.

Each interest period for the Floating Rate Notes (each, a “Floating Rate Interest Period”) will begin on (and include) a Floating Rate Interest Payment Date (or, in the case of the first Floating Rate Interest Period, the Issue Date) and end on (but exclude) the following Floating Rate Interest Payment Date (or, in the case of the redemption or acceleration of the Floating Rate Notes, the relevant date of redemption or acceleration);

Interest on the Floating Rate Notes will be computed on the basis of the actual number of days in each Floating Rate Interest Period (or any other relevant period) and a 360-day year.

“Business Day” means any weekday, other than one on which banking institutions are authorized or obligated by law, regulation or executive order to close in London, England or The City of New York, New York.

“Interest Determination Date” means, in respect of any Floating Rate Interest Period, the date falling two U.S. Government Securities Business Day (as defined below) prior to the applicable Floating Rate Interest Payment Date (or, in the case of the redemption or acceleration of the Floating Rate Notes, prior to the applicable date of redemption or acceleration).

“U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

The Calculation Agent for the Floating Rate Notes is U.S. Bank Trust National Association or its successor appointed by the Issuer. On the applicable Interest Determination Date, the Calculation Agent will determine the Floating Interest Rate for each Floating Rate Interest Period for the Floating Rate Notes by reference to the Compounded Daily SOFR with respect to the relevant Floating Rate Interest Period. Promptly upon such determination, the Calculation Agent will notify the Issuer and the Trustee (if the Calculation Agent is not the Trustee) of the applicable Floating Interest Rate for the Floating Rate Notes. Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the Floating Rate Interest Rate as determined for the most recent applicable Floating Rate Interest Period.

Calculation of Compounded Daily SOFR

“Compounded Daily SOFR” means, with respect to a Floating Rate Interest Period, the rate calculated by the Calculation Agent on the relevant Interest Determination Date in accordance with the following formula (and the resulting percentage will be rounded if necessary to the fifth decimal place, with 0.000005 being rounded upwards):

where:

“d” means the number of calendar days in the relevant SOFR Observation Period;

“do” means the number of U.S. Government Securities Business Days in the relevant SOFR Observation Period;

“i” means a series of whole numbers from 1 to do, each representing the relevant U.S. Government Securities Business Days in chronological order from, and including, the first U.S. Government Securities Business Day in the relevant SOFR Observation Period;

“ni” means, for any U.S. Government Securities Business Day “i” in the relevant SOFR Observation Period, the number of days from (and including) such U.S. Government Securities Business Day “i” to but excluding the following U.S. Government Securities Business Day;

“SOFR” means, in respect of any U.S. Government Securities Business Day, the rate determined by the Calculation Agent as follows:

(1)	the daily Secured Overnight Financing Rate in respect of such U.S. Government Securities Business Day appearing on the New York Federal Reserve’s Website at or around 3:00 p.m. (New York time) on the immediately following U.S. Government Securities Business Day (the “SOFR Determination Time”); or
(2)	if the rate specified in (1) above is not available at or around the SOFR Determination Time for such U.S. Government Securities Business Day (and a SOFR Benchmark Transition Event and its related SOFR Benchmark Replacement Date have not occurred), the daily Secured Overnight Financing Rate in respect of the last U.S. Government Securities Business Day for which such rate was published on the New York Federal Reserve’s Website; and

“SOFRi” means, in respect of any U.S. Government Securities Business Day “i” in the relevant SOFR Observation Period, SOFR in respect of such U.S. Government Securities Business Day.

Notwithstanding anything to the contrary in the Indenture or the terms of the Floating Rate Notes, if we or our designee determine on or prior to the relevant Reference Time (as defined below) that a SOFR Benchmark Transition Event and its related SOFR Benchmark Replacement Date have occurred with respect to determining SOFR, then the “Benchmark Transition Provisions” set forth below will thereafter apply to all determinations of the rate of interest payable on the Floating Rate Notes.

For the avoidance of doubt, in accordance with the Benchmark Transition Provisions, after a SOFR Benchmark Transition Event and its related SOFR Benchmark Replacement Date have occurred, the Floating Interest Rate for each Floating Rate Interest Period on the Floating Rate Notes will be an annual rate equal to the sum of the Benchmark Replacement plus the Floating Rate Margin, subject to the Minimum Rate.

Benchmark Transition Provisions

If we or our designee determine that a SOFR Benchmark Transition Event and its related SOFR Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the SOFR Benchmark (as defined below) on any date, the SOFR Benchmark Replacement will replace the then-current SOFR Benchmark for all purposes relating to the Floating Rate Notes in respect of such determination on such date and all determinations on all subsequent dates; provided that, if we or our designee are unable to or do not determine a SOFR Benchmark Replacement in accordance with the provisions below prior to 5:00 p.m. (New York time) on the relevant Interest Determination Date, the interest rate for the related Floating Rate Interest Period will be equal to the interest rate in effect for the immediately preceding Floating Rate Interest Period.

In connection with the implementation of a SOFR Benchmark Replacement, we or our designee will have the right to make changes to (1) any Interest Determination Date, Floating Rate Interest Payment Date, Reference Time, business day convention or Floating Rate Interest Period, (2) the manner, timing and frequency of determining the rate and amounts of interest that are payable on the Floating Rate Notes and the conventions relating to such determination and calculations with respect to interest, (3) rounding conventions, (4) tenors and (5) any other terms or provisions of the Floating Rate Notes, in each case that we or our designee determine, from time to time, to be appropriate to reflect the determination and implementation of such SOFR Benchmark Replacement in a manner substantially consistent with market practice (or, if we or our designee decide that implementation of any portion of such market practice is not administratively feasible or determine that no market practice for use of the SOFR Benchmark Replacement exists, in such other manner as we or our designee (in consultation with us) determine is appropriate (acting in good faith)) (the “Benchmark Replacement Conforming Changes”). Any Benchmark Replacement Conforming Changes will apply to the Floating Rate Notes for all future Floating Rate Interest Periods.

We will promptly give notice of the determination of the SOFR Benchmark Replacement, the SOFR Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes to the Trustee, any paying agent, the Calculation Agent and the holders of the Floating Rate Notes, provided that failure to provide such notice will have no impact on the effectiveness of, or otherwise invalidate, any such determination.

All determinations, decisions, elections and calculations made by us, the Calculation Agent or our designee for purposes of calculating the applicable interest on the Floating Notes or pursuant to the benchmark replacement provisions described herein, including any determination with respect to tenor, rate or adjustment, or the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection will be conclusive and binding on the holders of the Floating Rate Notes, us, the Trustee and any paying agent, absent manifest error. None of us, the Calculation Agent, the Trustee or any paying agent shall be responsible for determining whether manifest error has occurred or any liability therefor. If made by us, such determinations, decisions, elections and calculations will be made in our sole discretion. If made by our designee, such determinations, decisions, elections and calculations will be made after consulting with us, and our designees will not make any such determination, decision, election or calculation to which we object. Notwithstanding anything to the contrary in the Indenture or the Floating Rate Notes, any determinations, decisions, calculations or elections made in accordance with this provision will become effective without consent from the holders of the Floating Rate Notes or any other party.

Any determination, decision or election relating to the SOFR Benchmark not made by the Calculation Agent will be made on the basis described above. The Calculation Agent shall have no liability for not making any such determination, decision or election. In addition, we may designate an entity (which may be our affiliate) to make any determination, decision or election that we have the right to make in connection with the determination of the SOFR Benchmark.

Agreement with respect to the Benchmark Replacement

By its acquisition of the Floating Rate Notes, each holder of the Floating Rate Notes (which, for these purposes, includes each beneficial owner) (i) will acknowledge, accept, consent and agree to be bound by our or our designee’s determination of a SOFR Benchmark Transition Event, a SOFR Benchmark Replacement Date, the SOFR Benchmark Replacement, the SOFR Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes, including as may occur without any prior notice from us and without the need for us to obtain any further consent from such holder of the Floating Rate Notes, (ii) will waive any and all claims, in law and/or in equity, against the Trustee, any paying agent and the Calculation Agent or our designee for, agree not to initiate a suit against the Trustee, any paying agent and the Calculation Agent or our designee in respect of, and agree that none of the Trustee, any paying agent or the Calculation Agent or our designee will be liable for, the determination of or the failure to determine any SOFR Benchmark Transition Event, any SOFR Benchmark Replacement Date, any SOFR Benchmark Replacement, any SOFR Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes, and any losses suffered in connection therewith and (iii) will agree that none of the Trustee, any paying agent or the Calculation Agent or our designee will have any obligation to determine any SOFR Benchmark Transition Event, any SOFR Benchmark Replacement Date, any SOFR Benchmark Replacement, any SOFR Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes (including any adjustments thereto), including in the event of any failure by us to determine any SOFR Benchmark Transition Event, any SOFR Benchmark Replacement Date, any SOFR Benchmark Replacement, any SOFR Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes.

For the purposes of this section “— Calculation of Compounded Daily SOFR”:

“Corresponding Tenor” means, with respect to a SOFR Benchmark Replacement, a tenor (including overnight) having approximately the same length (disregarding any applicable business day convention) as the applicable tenor for the then-current SOFR Benchmark.

“ISDA” means the International Swaps and Derivatives Association, Inc. (or any successor).

“ISDA Definitions” means the 2021 ISDA Interest Rate Definitions (including the relevant matrix and any successor matrix thereto) published by ISDA as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time;

“ISDA Fallback Adjustment” means, with respect to any ISDA Fallback Rate, the spread adjustment, which may be a positive or negative value or zero, that would be applied to such ISDA Fallback Rate in the case of derivatives transactions referencing the ISDA Definitions that will be effective upon the occurrence of an index cessation event with respect to the then-current SOFR Benchmark for the applicable tenor;

“ISDA Fallback Rate” means, with respect to the then-current SOFR Benchmark, the rate that would apply for derivatives transactions referencing the ISDA Definitions that will be effective upon the occurrence of an index cessation date with respect to the then-current SOFR Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment;

“New York Federal Reserve’s Website” means the website of the Federal Reserve Bank of New York, which is currently at http://www.newyorkfed.org/, or any successor website of the Federal Reserve Bank of New York;

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York or any successor thereto;

“SOFR Benchmark” means, initially, Compounded Daily SOFR, provided that if a SOFR Benchmark Transition Event and its related SOFR Benchmark Replacement Date have occurred with respect to Compounded Daily SOFR (or the published SOFR used in the calculation thereof) or such other then-current SOFR Benchmark, then SOFR Benchmark means the applicable SOFR Benchmark Replacement;

“SOFR Benchmark Replacement” means, with respect to the then-current SOFR Benchmark, the first alternative set forth in the order presented below that can be determined by us or our designee, as of the SOFR Benchmark Replacement Date:

(1)	the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current SOFR Benchmark for the applicable Corresponding Tenor and (b) the SOFR Benchmark Replacement Adjustment; or

(2)	the sum of: (a) the ISDA Fallback Rate and (b) the SOFR Benchmark Replacement Adjustment; or

(3)	the sum of: (a) the alternate rate of interest that has been selected by us or our designee as the replacement for the then-current SOFR Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate of interest as a replacement for the then-current SOFR Benchmark for U.S. dollar-denominated floating rate notes at such time, and (b) the SOFR Benchmark Replacement Adjustment;

“SOFR Benchmark Replacement Adjustment” means, with respect to any SOFR Benchmark Replacement, the first alternative set forth in the order below that can be determined by us or our designee as of the SOFR Benchmark Replacement Date:

(1)	the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted SOFR Benchmark Replacement; or

(2)	if the applicable Unadjusted SOFR Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(3)	the spread adjustment, which may be a positive or negative value or zero, that has been selected by us or our designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current SOFR Benchmark with the applicable Unadjusted SOFR Benchmark Replacement for U.S. dollar denominated floating rate notes at such time;

“SOFR Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current SOFR Benchmark (including any daily published component used in the calculation thereof):

(1)	in the case of clause (1) or (2) of the definition of the term “SOFR Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the SOFR Benchmark (or such component) permanently or indefinitely ceases to provide the SOFR Benchmark (or such component); or

(2)	in the case of clause (3) of the definition of the term “SOFR Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

If the event giving rise to the SOFR Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the SOFR Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination;

“SOFR Benchmark Transition Event” means, the occurrence of one or more of the following events with respect to the then-current SOFR Benchmark (including the daily published component used in the calculation thereof):

(1)	a public statement or publication of information by or on behalf of the administrator of the SOFR Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the SOFR Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the SOFR Benchmark (or such component);

(2)	a public statement or publication of information by the regulatory supervisor for the administrator of the SOFR Benchmark (or such component), the central bank for the currency of the SOFR Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the SOFR Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the SOFR Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the SOFR Benchmark (or such component) that states that the administrator of the SOFR Benchmark (or such component) has ceased or will cease to provide the SOFR Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the SOFR Benchmark (or such component); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the SOFR Benchmark announcing that the SOFR Benchmark is no longer representative;

“SOFR Observation Period” means, in respect of any Floating Rate Interest Period, the period from (and including) the date falling two U.S. Government Securities Business Days prior to the first day of such Floating Rate Interest Period to (but excluding) the Interest Determination Date relating to such Floating Rate Interest Period;

“Reference Time” means (1) if the SOFR Benchmark is Compounded Daily SOFR, for any U.S. Government Securities Business Day, the SOFR Determination Time for such U.S. Government Securities Business Day, and (2) if the SOFR Benchmark is not Compounded Daily SOFR, the time determined by us or our designee in accordance with the SOFR Benchmark Replacement Conforming Changes; and

“Unadjusted SOFR Benchmark Replacement” means the SOFR Benchmark Replacement excluding the SOFR Benchmark Replacement Adjustment.

Payment at Maturity or upon Redemption

If the applicable Maturity Date or date of redemption or repayment is not a Business Day, the payment of interest and principal and/or any amount payable upon redemption or repayment of the Notes will be made on the next succeeding Business Day, but interest on that payment will not accrue during the period from and after such applicable Maturity Date or date of redemption or repayment. If any Notes are called for redemption, unless we default on payment of the redemption price, interest will cease to accrue on such Notes on the applicable redemption date.

Ranking

The Notes will constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu without any preference among themselves. In the event of our winding-up or administration, the Notes will rank pari passu with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

General

Book-entry interests in each series of Notes will be issued in minimum denominations of $200,000 and in integral multiples of $1,000 in excess thereof.

The principal corporate trust office of the Trustee is designated as the principal paying agent in respect of the Notes. We may at any time designate additional paying agents or rescind the designation of paying agents or approve a change in the office through which any paying agent acts.

We will issue the Notes of each series in fully registered form. The Notes of a series will be represented by one or more global securities registered in the name of a nominee of DTC. You will hold beneficial interest in the Notes through DTC and its participants, including Euroclear and Clearstream Luxembourg. The underwriters expect to deliver the Notes through the facilities of DTC on September 11, 2023. Indirect holders trading their beneficial interests in the Notes through DTC must trade in DTC’s same-day funds settlement system and pay in immediately available funds. Secondary market trading through Euroclear and Clearstream, Luxembourg will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. See “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus for more information about these clearing systems.

Payment of principal of and interest on the Notes, so long as the Notes are represented by global securities, will be made in immediately available funds. Beneficial interests in the global securities will trade in the same-day funds settlement system of DTC, and secondary market trading activity in such interests will therefore settle in same-day funds.

We may, without the consent of the holders of the Notes of the relevant series, issue additional notes having the same ranking and same interest rate, maturity date, redemption terms and other terms as the Notes of such series described in this prospectus supplement except for the price to the public, the issue date and, possibly, the first interest payment date and the date interest starts accruing). Any such additional notes, together with the Notes of the same series offered by this prospectus supplement, will constitute a single series of securities under the Indenture. There is no limitation on the amount of notes or other debt securities that we may issue under the Indenture.

See “Description of Debt Securities We May Offer—Default, Remedies and Waiver of Default—Remedies if an Event of Default Occurs,” “Description of Debt Securities We May Offer—Default, Remedies and Waiver of Default—Waiver of Default,” “Description of Debt Securities We May Offer—Modification and Waiver of Covenants” and “Description of Debt Securities We May Offer—Special Rules for Actions by Holders” in the accompanying prospectus for descriptions of certain provisions applicable to the holders of the Notes.

Events of Default

An event of default with respect to each series of Notes means any of the following events (whatever the reason for such event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

•	We do not pay the principal or any interest on such series of Notes when it becomes due and payable, and such default continues for a period of 30 days;

•	We remain in breach of any other covenant we make in the Indenture for the benefit of the Notes of that series, for 60 days after we receive a notice of default stating that we are in breach and requiring us to remedy the breach. The notice must be sent by the Trustee or the holders of not less than 10% in principal amount of the relevant series of Notes then outstanding; or

•	We file for bankruptcy or certain other bankruptcy, insolvency, reorganization or other similar events relating to UBS AG occur.

Optional Tax Redemption

We may, at our option, redeem, any series of Notes at any time outstanding, in whole but not in part, in two situations described below, at an amount equal to 100% of the principal amount of such series of Notes being redeemed, plus accrued and unpaid interest, if any, to (but excluding) the applicable redemption date (the “Optional Tax Redemption”).

•	The first situation is where, as a result of a change in, execution of or amendment to any laws or treaties or the official application or interpretation of any laws or treaties, we would be required to pay additional amounts as described below under “—Payment of Additional Amounts.” This applies only in the case of changes, executions, amendments, applications or interpretations that occur on or after the date on which the Notes are first issued and in a Relevant Jurisdiction, as defined in “—Payment of Additional Amounts” below. If UBS AG is succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which the successor entity is organized, and the applicable date will be the date the entity became a successor. We would not have the option to redeem in this case if we could have avoided the payment of additional amounts or the deduction or withholding by using reasonable measures available to us.

•	The second situation is where a person located outside of a Relevant Jurisdiction into which UBS AG is merged or to whom it has conveyed, transferred or leased its property is required to pay an additional amount. We would have the option to redeem each series of Notes even if we are required to pay additional amounts immediately after the merger, conveyance, transfer or lease. We are not required to use reasonable measures to avoid the obligation to pay additional amounts in this situation.

Notice of any Optional Tax Redemption will be given to the holders of the Notes of the relevant series at least 10 days, but not more than 60 days, before the applicable redemption date in accordance with the Indenture. We will give the notice in the manner described under “—Notices” in the accompanying prospectus.

No Sinking Fund

The Notes will not be subject to, or entitled to the benefit of, any sinking fund.

Payment of Additional Amounts

Payments under the Notes will be made without deduction or withholding for or on account of any present or future tax, duty, assessment or governmental charge imposed upon or as a result of such payments by a Relevant Jurisdiction (“Taxes”), unless required by law. To the extent any such Taxes are so levied or imposed, the Issuer will, subject to the exceptions and limitations set forth below, pay such additional amounts (“Additional Amounts”) to the holder of any Note who is not a resident of the Relevant Jurisdiction as may be necessary in order that every net payment of the principal of and interest on such Note and any other amounts payable on such Note, after withholding for or on account of such Taxes imposed upon or as a result of such payment, will not be less than the amount provided for in such Note to be then due and payable.

The Issuer will not be required to make any payment of Additional Amounts in relation to any Note:

(1) to a holder who is liable to such Taxes on that Note as a result of having some connection with the Relevant Jurisdiction other than its mere ownership or possession of the Notes or the receipt of principal or interest in respect thereof;

(2) that is presented for payment more than 30 days after the Relevant Date except to the extent that the holder would have been entitled to receive the Additional Amounts if it had presented the Note for payment on the last day of the 30-day period;

(3) where such withholding or deduction is imposed on a payment and is required to be made pursuant to laws enacted by Switzerland providing for the taxation of payments according to principles similar to those laid down in the draft legislation proposed by the Swiss Federal Council on April 3, 2020, or otherwise changing the Swiss federal withholding tax system from an issuer-based system to a paying-agent-based system pursuant to which a Person other than the Issuer is required to withhold tax on any interest payments;

(4) on account of any such Taxes which would not have been so imposed but for the existence of any present or former connection between such holder (or between a fiduciary, settler, beneficiary, member or shareholder of such holder, if such holder is an estate, a trust, a partnership or a corporation) and the United States including, without limitation, such holder (or such fiduciary, settler, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein;

(5) on account of any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, duty, assessment or governmental charge;

(6) on account of any Taxes which are payable otherwise than by withholding or deduction from payments on or in respect of any Notes;

(7) on account of any Taxes which would not have been imposed but for the failure of a holder, or any intermediary, custodian or broker, to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the holder or beneficial owner of such Note, if such compliance is required by statute or by regulation of or on behalf of the United States as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(8) on account of any Taxes imposed solely because the holder is a bank purchasing the Notes in the ordinary course of its lending business;

(9) on account of any Taxes required to be deducted or withheld by any paying agent from a payment on the Notes if such payment can be made without such deduction or withholding by a paying agent other than the one required to make such a deduction or withholding;

(10) on account of any Taxes imposed on (A) a holder that actually or constructively owns 10% or more of the combined voting power of all classes of stock of the Issuer entitled to vote; or (B) contingent interest as described in section 871(h)(4) of the Code; or

(11) any combination of (1) through (10) above;

nor shall Additional Amounts be paid with respect to any payment on a Note to a holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder of the Note.

“Relevant Date” means the date on which the payment first becomes due. If the full amount of the moneys payable on the due date has not been received by the Trustee on or before the due date, then “Relevant Date” means the date on which notice to the effect that the full amount of the money due has been received by the Trustee is given to holders of the Notes.

“Relevant Jurisdiction” means United Kingdom and Switzerland.

Notwithstanding any other provisions contained herein, the Issuer shall be permitted to withhold or deduct any amounts required by the rules of Section 871(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or any amended or successor provisions (relating to withholding or dividend equivalents) or Sections 1471 through 1474 of the Code, or any amended or successor provisions, pursuant to any inter-governmental agreement or implementing legislation adopted by another jurisdiction in connection with these provisions, or pursuant to any agreement with the U.S. Internal Revenue Service (“FATCA withholding”) as a result of a holder, beneficial owner or an intermediary not being entitled to receive payments free of FATCA withholding. The Issuer will have no obligation to pay additional amounts or otherwise indemnify an investor for any such withholding deducted or withheld by the Issuer, the Paying Agent, the Trustee, or any other party.

The provisions of this section shall also apply to any Taxes imposed by (i) any jurisdiction in which a person into which UBS AG has merged or to which UBS AG has conveyed, transferred or leased its property is a resident for tax purposes, and (ii) after giving effect to any Issuing Branch Substitution (as defined below) (unless UBS AG is acting through UBS Head Office (as defined below) immediately after giving effect to such Issuing Branch Substitution), the jurisdiction of establishment of the Branch (as defined below) through which UBS AG is acting immediately after giving effect to such Issuing Branch Substitution, and, in each case, such jurisdiction shall thereafter be treated in the same manner as a Relevant Jurisdiction for purposes of this section.

Mergers and Similar Transactions

We are generally permitted to merge or consolidate with another firm. We are also permitted to sell our assets substantially as an entirety to another firm. With regard to any series of Notes, we may not take any of these actions, however, unless all the following conditions are met:

•	If the successor firm in the transaction is not UBS AG, the successor firm must be organized as a corporation, partnership or trust and must expressly assume our obligations under the debt securities of that series and the Indenture.

•	Immediately after the transaction, no default under the Notes of that series has occurred and is continuing. For this purpose, “default under the debt securities of that series” means an event of default with respect to that series or any event that would be an event of default with respect to that series if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under “—Default, Remedies and Waiver of Default.”

If the conditions described above are satisfied with respect to any series of Notes, we will not need to obtain the approval of the holders of those Notes in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another firm or sell our assets substantially as an entirety to another firm. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another firm, any transaction that involves a change of control of UBS AG but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

Also, if we merge, consolidate or sell our assets substantially as an entirety and the successor firm is a non-Swiss entity, neither we nor any successor would have any obligation to compensate you for any resulting adverse tax consequences to the Notes.

Issuing Branch Substitution

UBS AG may, without the consent of holders, upon giving no more than 30 and no less than 10 days’ notice to holders, at any time, (i) cease to make payments of principal, interest and any other amounts due under any series of Notes then outstanding and fulfil any of its other obligations and exercise any of its other rights and powers in respect of, or arising under, such series Notes then outstanding through any of UBS AG’s branches outside of Switzerland (each a “Branch”) or UBS AG’s head offices in Basel and Zurich (the “UBS Head Office”), as applicable, through which it is acting at the time of the relevant notice, and (ii) commence making such payments, fulfilling such other obligations and exercising such powers and rights through another Branch or the UBS Head Office (if UBS AG was not acting through UBS Head Office at the time of the relevant notice) as designated in the relevant notice (an “Issuing Branch Substitution”), provided that, as of the time of giving the relevant notice, (A) the Issuer is not in default in respect of any amount payable under such series of Notes, and (B) the Issuer would not be required to pay any Additional Amounts under the terms of such series of Notes after giving effect to such Issuing Branch Substitution that it would not have been required to pay if such Issuing Branch Substitution were not to occur.

Trustee

The Trustee under the Indenture is U.S. Bank Trust National Association. See “Description of Debt Securities We May Offer—Default, Remedies and Waiver of Default,” “Description of Debt Securities We May Offer—Modification and Waiver of Covenants” and “Description of Debt Securities We May Offer—Special Rules for Actions by Holders” in the accompanying prospectus for a description of the Trustee’s procedures and remedies available in the event of a default.

Governing Law

The Indenture is, and the Notes will be, governed by, and construed in accordance with, the laws of the State of New York.

U.S. Tax Considerations

Although the matter is not free from doubt, it is the opinion of Sullivan & Cromwell LLP that the Notes should be treated as debt for U.S. federal income tax purposes. For a summary of the U.S. tax considerations at the date hereof with respect to the acquisition, ownership and disposition of debt instruments, please review the section entitled “U.S. Tax Considerations—Taxation of Debt Securities” in the accompanying prospectus.

Tax Considerations UNDER THE LAWS OF SWITZERLAND

For a summary of the tax considerations under the laws of Switzerland for non-Swiss investors at the date hereof with respect to the acquisition, ownership and disposition of the Notes, please review the section entitled “Tax Considerations Under the Laws of Switzerland” in the accompanying prospectus.

U.K. Tax Considerations

The following is a summary of the United Kingdom withholding taxation treatment at the date hereof in relation to payments of principal and interest in respect of the Notes. It is based on current law and the published practice of His Majesty’s Revenue and Customs, which may be subject to change, sometimes with retrospective effect. The comments do not deal with other United Kingdom tax aspects of acquiring, holding or disposing of the Notes. The comments relate only to the position of persons who are absolute beneficial owners of the Notes.

The following is a general guide for information purposes and should be treated with appropriate caution. It is not intended as tax advice and it does not purport to describe all of the tax considerations that may be relevant to a prospective purchaser.

Holders who may be liable to taxation in jurisdictions other than the United Kingdom in respect of the acquisition, holding or disposal of the Notes are particularly advised to consult their professional advisers as to whether they are so liable (and if so under the laws of which jurisdictions), since the following comments relate only to certain United Kingdom taxation aspects of payments in respect of the Notes. In particular, holders should be aware that they may be liable to taxation under the laws of other jurisdictions in relation to payments in respect of the Notes even if such payments may be made without withholding or deduction for or on account of taxation under the laws of the United Kingdom.

UK Withholding Tax on Interest

Interest on the Notes may be paid without withholding or deduction for or on account of United Kingdom income tax so long as the Issuer is a “bank” for the purposes of section 878 of the Income Tax Act 2007 and so long as such payments are made by the Issuer in the ordinary course of its business.

If this exemption ceases to apply to the Issuer, interest on the Notes may fall to be paid under deduction of United Kingdom income tax at the basic rate (currently 20%) subject to such relief or exemption as may be available.

Other rules relating to United Kingdom withholding tax

If the Notes are treated as being issued at an issue price of less than 100% of their principal amount, any discount element on the Notes should not be subject to any United Kingdom withholding tax pursuant to the provisions mentioned above.

Where interest has been paid under deduction of United Kingdom income tax, holders of Notes who are not resident in the United Kingdom may be able to recover all or part of the tax deducted if there is an appropriate provision in any applicable double taxation treaty.

The references to “interest” in this summary of the United Kingdom withholding tax position mean “interest” as understood in United Kingdom tax law. The statements in this summary do not take any account of any different definitions of “interest” or “principal” that may prevail under any other law or that may be created by the terms and conditions of the Notes or any related documentation.

Supplemental plan of distribution

Subject to the terms and conditions set forth in the underwriting agreement dated September 5, 2023 (the “Underwriting Agreement”) between us and the underwriters named below, we have agreed to issue to the underwriters, and each underwriter has severally undertaken to purchase, the principal amount of Notes set forth opposite its name below:

Underwriters	Principal Amount of the 2025 Notes	Principal Amount of the 2028 Notes	Principal Amount of the Floating Rate Notes
UBS Securities LLC	$615,800,000	$870,900,000	$307,900,000
Barclays Capital Inc.	$18,300,000	$34,350,000	$9,150,000
BBVA Securities Inc.	$18,300,000	$34,350,000	$9,150,000
BMO Capital Markets Corp.	$12,000,000	$18,300,000	$6,000,000
BNY Mellon Capital Markets, LLC	$7,100,000	$8,250,000	$3,550,000
BofA Securities, Inc.	$7,100,000	$8,250,000	$3,550,000
CIBC World Markets Corp.	$12,000,000	$18,300,000	$6,000,000
Desjardins Securities Inc.	$7,100,000	$8,250,000	$3,550,000
Deutsche Bank Securities Inc.	$18,300,000	$34,350,000	$9,150,000
HSBC Securities (USA) Inc.	$18,300,000	$34,350,000	$9,150,000
Huntington Securities, Inc.	$7,100,000	$8,250,000	$3,550,000
J.P. Morgan Securities LLC	$18,300,000	$34,350,000	$9,150,000
Morgan Stanley & Co. LLC	$7,100,000	$8,250,000	$3,550,000
nabSecurities, LLC	$18,300,000	$34,350,000	$9,150,000
National Bank of Canada Financial Inc.	$7,100,000	$8,250,000	$3,550,000
Piraeus Bank S.A.	$18,300,000	$34,350,000	$9,150,000
Rabo Securities USA, Inc.	$18,300,000	$34,350,000	$9,150,000
RB International Markets (USA) LLC	$18,300,000	$34,350,000	$9,150,000
RBC Capital Markets, LLC	$7,100,000	$8,250,000	$3,550,000
Regions Securities LLC	$7,100,000	$8,250,000	$3,550,000
Santander US Capital Markets LLC	$18,300,000	$34,350,000	$9,150,000
Scotia Capital (USA) Inc.	$7,100,000	$8,250,000	$3,550,000
SEB Securities, Inc.	$18,300,000	$34,350,000	$9,150,000
SG Americas Securities, LLC	$18,300,000	$34,350,000	$9,150,000
TD Securities (USA) LLC	$12,000,000	$18,300,000	$6,000,000
Truist Securities, Inc.	$7,100,000	$8,250,000	$3,550,000
U.S. Bancorp Investments, Inc.	$7,100,000	$8,250,000	$3,550,000
Wells Fargo Securities, LLC	$7,100,000	$8,250,000	$3,550,000
Academy Securities, Inc.	$3,100,000	$4,500,000	$1,550,000
AmeriVet Securities, Inc.	$3,100,000	$4,500,000	$1,550,000
Banco Comercial Português S.A.	$3,100,000	$4,500,000	$1,550,000
Blaylock Van, LLC	$3,100,000	$4,500,000	$1,550,000
Cabrera Capital Markets, LLC	$3,100,000	$4,500,000	$1,550,000
CastleOak Securities, L.P.	$3,100,000	$4,500,000	$1,550,000
China CITIC Bank International Limited	$3,100,000	$4,500,000	$1,550,000
Drexel Hamilton, LLC	$3,100,000	$4,500,000	$1,550,000
KBC Securities USA LLC	$3,100,000	$4,500,000	$1,550,000
R. Seelaus, LLC	$3,100,000	$4,500,000	$1,550,000
Roberts & Ryan, Inc.	$3,100,000	$4,500,000	$1,550,000
The Korea Development Bank	$3,100,000	$4,500,000	$1,550,000
Tigress Financial Partners LLC	$3,100,000	$4,500,000	$1,550,000
Unicaja Banco S.A.	$3,100,000	$4,500,000	$1,550,000
Total	$1,000,000,000	$1,500,000,000	$500,000,000

The underwriters propose to offer the Notes directly to the public at the price to public set forth on the cover of this prospectus supplement and may offer the Notes to certain securities dealers at the applicable price to public less a concession not in excess of 0.120% with respect to the 2025 Notes, 0.200% with respect to the 2028 Notes and 0.120% with respect to the Floating Rate Notes. The underwriters may allow, and such dealers may re-allow, a concession not in excess of 0.125% with respect to the 2025 Notes, 0.125% with respect to the 2028 Notes and 0.125% with respect to the Floating Rate Notes, to other dealers and brokers with respect to the Notes. After the initial public offering, the public offering price, concession and re-allowance in respect of the Notes may be changed.

Certain of the underwriters may not be U.S. registered broker-dealers and accordingly will not effect any offers or sales of any Notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by applicable securities laws and the regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

The Underwriting Agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters have agreed to purchase all of the Notes sold pursuant to the Underwriting Agreement if any of the Notes are sold.

We have agreed to indemnify the several underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments the underwriters may be required to make in respect thereof.

The Notes will not be listed on any securities exchange. Each series of Notes is a new issue of securities with no established trading market. It is expected that delivery of the Notes will be made against payment of the Notes, on or about September 11, 2023, which will be the fourth business day in the United States following the date of pricing of the Notes. Under Rule 15c6-1 under the Exchange Act, purchases or sales of securities in the secondary market generally are required to settle within two business days (T+2), unless the parties to any such transaction expressly agree otherwise. Accordingly, purchasers of the Notes who wish to trade the Notes on any date prior to two business days before delivery will be required, because the Notes initially will settle within four business days (T+4) in the United States, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade on any date prior to two business days before delivery should consult their own legal advisors.

We estimate that our total expenses for the offering, excluding underwriting commissions, will be approximately $380,000.

Stabilization Transactions and Short Sales

In connection with the offering made hereby, the underwriters or persons acting on their behalf may purchase and sell the Notes in the open market in accordance with Regulation M under the Exchange Act. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters in connection with the offering. Short positions created by the underwriters involve the sale by the underwriters or persons acting on their behalf of a greater number of Notes than they are required to purchase from us. Stabilization transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes. The underwriters may also impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Notes sold in the offering may be reclaimed by the underwriters if such Notes are repurchased by the underwriters or persons acting on their behalf in stabilization or covering transactions.

These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These activities, if commenced, will be conducted in accordance will all applicable laws and rules.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued.

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS AG and, as such, has a “conflict of interest” in any offering of securities within the meaning of Rule 5121. Consequently, this offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor any of our affiliates will sell any Notes to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Some of the underwriters and their affiliates have engaged in commercial and investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. In addition, the underwriters and their affiliates may in the future, from time to time, engage in transactions with and perform services for us in the ordinary course of business for customary fees. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve UBS AG’s securities and/or instruments. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Market-Making Resales

This prospectus supplement and the accompanying prospectus may be used by UBS Securities LLC in connection with offers and sales of the Notes in market-making transactions. In a market-making transaction, UBS Securities LLC may resell the Notes it acquires from other holders, after the original offering and sale of the Notes. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, UBS Securities LLC may act as principal or agent, including as agent for the counterparty in a transaction in which UBS Securities LLC acts as principal, or as agent for both counterparties in a transaction in which UBS Securities LLC does not act as principal. UBS Securities LLC may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other of our affiliates may also engage in transactions of this kind and may use this prospectus supplement and the accompanying prospectus for this purpose. Neither UBS Securities LLC nor any other of our affiliates has an obligation to make a market in the Notes and, if commenced, may discontinue any market-making activities at any time without notice, in their sole discretion.

Furthermore, UBS Securities LLC may be required to discontinue its market-making activities during periods when we are seeking to sell certain of our securities or when UBS Securities LLC, such as by means of its affiliation with us, learns of material non-public information relating to us. UBS Securities LLC would not be able to recommence its market-making activities until such sale has been completed or such information has become publicly available. It is not possible to forecast the impact, if any, that any such discontinuance may have on the market for the Notes. Although other broker-dealers may make a market in the Notes from time to time, there can be no assurance that any other broker-dealer will do so at any time when UBS Securities LLC discontinues its market-making activities. In addition, any such broker-dealer that is engaged in market-making activities may thereafter discontinue such activities at any time at its sole discretion.

We do not expect to receive any proceeds from market-making transactions.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

In connection with any use of this prospectus supplement and the accompanying prospectus by UBS Securities LLC or another of our affiliates, you may assume this prospectus supplement and the accompanying prospectus is being used in a market-making transaction unless otherwise specified.

Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The Notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”).

For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”).

For the purposes of this provision, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

Prohibition of Sales to UK Retail Investors

The Notes may not be offered, sold or otherwise made available to any retail investor in the UK.

For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or

(ii)	a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA.

For the purposes of this provision, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

This prospectus supplement is only being distributed to and is only directed at persons who are: (i) outside of the UK; (ii) investment professionals falling within article 19(5) of the Order; (iii) persons falling within article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Order; or (iv) persons to whom it may otherwise be lawfully communicated (all such classes of persons together being referred to as “relevant persons”). This prospectus supplement must not be acted on or relied upon by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

United Kingdom

The underwriters (i) may only communicate or cause to be communicated, an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA would not, if UBS AG was not an authorized person, apply to UBS AG; and (ii) must comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the UK.

Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 of Australia (the “Corporations Act”)) in relation to the Notes has been (or will be) lodged with, or registered by, the Australian Securities and Investments Commission (“ASIC”). In addition:

(a)	no offers or invitation applications for the issue, sale or purchase of the Notes (or an interest in them) may be made in, or into Australia (including an offer or invitation which is received by a person in Australia); and

(b)	this prospectus supplement, the accompanying prospectus or any other offering material or advertisement relating to the Notes (or an interest in them) may not be distributed or published in Australia, unless (i) the aggregate consideration payable by each offeree is at least A$500,000 (or the equivalent in another currency, in either case, disregarding monies lent by the offeror or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act, (ii) such action complies with all applicable laws, regulations and directives and does not require any document to be lodged with ASIC or any other regulatory authority in Australia, and (iii) the offer or invitation is not made to a person who is a “retail client” within the meaning of section 761G of the Corporations Act.

Austria

In addition to the provisions of the “Prohibition of Sales to EEA Retail Investors” above, the Notes may be offered for the first time in Austria only once a notification to the issue calendar (Emissionskalender) maintained by the Austrian Control Bank (Oesterreichische Kontrollbank Aktiengesellschaft) as notification office (Meldestelle), all as prescribed by the Austrian Capital Market Act 2019, (Kapitalmarktgesetz 2019), as amended, has been filed as soon as possible prior to the commencement of the relevant offer of the Notes.

Belgium

This prospectus supplement and the accompanying prospectus has not been submitted for approval to the Belgian Financial Services and Markets Authority. Accordingly, Notes that have a maturity of less than 12 months and qualify as money market instruments (and that therefore fall outside the scope of the Prospectus Regulation) may not be distributed in Belgium by way of an offer of securities to the public, as defined in Article 4, 2° of the Belgian law of July 11, 2018 on the offer of investment instruments to the public and the admission of investment instruments to trading on a regulated market.

The Notes may not be offered or sold, directly or indirectly, to Belgian Consumers, and this prospectus supplement, the accompanying prospectus or any other offering relating to the Notes may not be distributed or caused to be distributed to any Belgian Consumers. For these purposes, a “Belgian Consumer” has the meaning provided by the Belgian Code of Economic Law, as amended from time to time (Wetboek van 28 februari 2013 van economisch recht/Code du 28 février 2013 de droit économique), being any natural person resident or located in Belgium and acting for purposes which are outside his/her trade, business or profession.

Canada

The Notes may be sold only in Canada to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

France

In relation to any offer of Notes in France, the Notes may only be offered and sold, directly or indirectly, in France to qualified investors (investisseurs qualifiés) as defined in Article L.411-2 1° of the French Code monétaire et financier and defined in Article 2(e) of Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017, as amended, and this prospectus supplement, the accompanying prospectus or any other offering material relating to the Notes may only be distributed or caused to be distributed in France to such qualified investors.

Hong Kong

(a)	The Notes may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong) (the “SFO”) and any rules made under the SFO; or (b) in other circumstances which do not result in the document being a “prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and

(b)	No underwriter may issue or have in its possession for purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

Ireland

(c)	The Notes may not be underwritten or placed otherwise than in conformity with the provisions of the European Union (Markets in Financial Instruments) Regulations 2017 (as amended, the “MiFID II Regulations”), including Regulation 5 (Requirement for Authorisation (and certain provisions concerning MTFs and OTFs)) thereof or any codes of conduct made under the MiFID II Regulations and the provisions of the Investor Compensation Act 1998 (as amended);

(d)	The Notes may not be underwritten or placed otherwise than in conformity with the provisions of the Companies Act 2014 (as amended, the “Companies Act”), the Central Bank Acts 1942 to 2018 (as amended) and any codes of practice made under Section 117(1) of the Central Bank Act 1989 (as amended);

(e)	The Notes may not be underwritten or placed, and nothing may be done in Ireland with respect to the Notes otherwise than in conformity with the provisions of the Prospectus Regulation, the European Union (Prospectus) Regulations 2019 and any rules and guidance issued by the Central Bank under Section 1363 of the Companies Act; and

(f)	The Notes may not be underwritten or placed and no underwriter may otherwise act in Ireland with respect to the Notes, otherwise than in conformity with the provisions of the Market Abuse Regulation (EU) 596/2014 (as amended), the European Union (Market Abuse) Regulations 2016 (as amended) and any rules and guidance issued by the Central Bank under Section 1370 of the Companies Act.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “FIEA”) and, accordingly, the Notes may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan or to others for re-offering or resale, directly or indirectly, in Japan or to any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and other relevant laws and regulations of Japan. As used in this paragraph, “resident of Japan” means any person resident in Japan, including any corporation or other entity organised under the laws of Japan.

People’s Republic of China (“PRC”)

The underwriters acknowledge that this prospectus supplement, the accompanying prospectus and the Notes and any material or information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus relating to the Notes, have not been, and will not be submitted to become, approved/verified by or registered with any relevant government authorities under the PRC law. Accordingly, the Notes may not be offered or sold directly or indirectly in the PRC and this prospectus supplement and the accompanying prospectus may not be supplied to the public in the PRC or used in connection with any offer for subscription or sale of the Notes in the PRC directly or indirectly. The material or information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus relating to the Notes does not constitute an offer to sell or the solicitation of an offer to buy any securities by any person in the PRC. The Notes may only be invested in by PRC investors that are authorized to engage in the purchase of Notes of the type being offered or sold.

The underwriters may not offer, sell or solicit for sales of or for, as the case may be, any Notes in the PRC, except where permitted by the China Securities Regulatory Commission, the People's Bank of China and other competent authorities (or their respective successor authorities) or where the activity otherwise is permitted under the PRC law. PRC investors should note that they themselves are responsible for informing themselves about and observing all legal and regulatory restrictions, obtaining all relevant government approvals/licenses, verifications and/or registrations (if any) from all relevant PRC governmental authorities (including but not limited to the China Banking and Insurance Regulatory Commission, the China Securities Regulatory Commission, the State Administration of Foreign Exchange and/or other relevant regulatory bodies (or their respective successor authorities)), and complying with all the applicable PRC regulations, including but not limited to any relevant PRC foreign exchange regulations and/or overseas investment regulations.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the Notes may not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement, accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 (2020 Revised Edition) of Singapore (as modified or amended from time to time, the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2 (1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(c)(ii) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Spain

None of the Notes, this prospectus supplement nor the accompanying prospectus has been registered with the Spanish Securities Markets Commission (Comisión Nacional del Mercado de Valores). Accordingly, the Notes may not be offered, sold or distributed, nor may any subsequent resale of Notes be carried out in Spain, except in circumstances which do not require the registration of a prospectus in Spain or without complying with all legal and regulatory requirements under Spanish securities laws.

The Notes may only be offered or sold in Spain by institutions authorized under the Spanish Law 6/2023, of 17 March, on the Securities Markets and the Investment Services (Ley 6/2023 de 17 de marzo de los Mercados de Valores y de los Servicios de Inversión) (the “Spanish Securities Markets and Investment Services Law”), Royal Decree 217/2008 of 15 February on the legal regime applicable to investment services companies (Real Decreto 217/2008, de 15 de febrero, sobre el régimen jurídico de las empresas de servicios de inversión y de las demás entidades que prestan servicios de inversión) as amended and restated or replaced from time to time and related legislation to provide investment services in Spain and in accordance with the provisions of the Spanish Securities Markets and Investment Services Law and further developing legislation.

Switzerland

(i)	The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act of June 15, 2018, as amended (the “FinSA”), and will not be admitted to trading on a trading venue (exchange or multilateral trading facility) in Switzerland;

(ii)	Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to any Notes (A) constitutes a prospectus as such term is understood pursuant to the FinSA or (B) has been or will be filed with or approved by any review body within the meaning of article 52 of the FinSA; and

(iii)	Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to any Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The Notes may not be sold, offered or issued to Taiwan resident investors or in Taiwan unless they are made available, (i) outside Taiwan for purchase outside Taiwan by such investors and/or (ii) in Taiwan, through properly licensed Taiwan intermediaries (including the non-discretionary monetary trust of licensed banks in Taiwan acting as trustees) in such manner as complies with Taiwan law and regulation and/or (iii) in such other manner as may be permitted in accordance with Taiwan laws and regulations.

Validity of The Notes

Sullivan & Cromwell LLP, our United States counsel, will pass upon the validity of the Notes under New York law. Homburger AG, our Swiss counsel, will pass on the validity of the Notes under Swiss law. Davis Polk & Wardwell LLP, United States counsel for the underwriters, will pass upon certain matters of New York law for the underwriters.

Experts

Ernst & Young Ltd, an independent registered public accounting firm, has audited UBS AG’s consolidated financial statements included in the Annual Report 2022, and the effectiveness of UBS AG’s internal control over financial reporting as of December 31, 2022, as set forth in their reports, which are incorporated by reference in the accompanying prospectus and elsewhere in the registration statement. UBS AG’s financial statements are incorporated by reference in reliance on Ernst & Young Ltd’s reports, given on their authority as experts in accounting and auditing.

UBS AG

$1,000,000,000 5.800% Fixed Rate Senior Notes due 2025

$1,500,000,000 5.650% Fixed Rate Senior Notes due 2028

$500,000,000 Floating Rate Senior Notes due 2025

PROSPECTUS SUPPLEMENT

September 5, 2023

Sole Book-Running Underwriter

UBS Investment Bank

Joint Lead Underwriters
Barclays	BBVA	BMO Capital Markets	BNY Mellon Capital Markets, LLC	BofA Securities
CIBC Capital Markets	Desjardins Capital Markets	Deutsche Bank Securities	HSBC	Huntington Capital Markets
J.P. Morgan	Morgan Stanley	nabSecurities, LLC	National Bank of Canada Financial Markets	Piraeus Bank
Rabo Securities	Raiffeisen Bank International	RBC Capital Markets	Regions Securities LLC	Santander	Scotiabank
SEB	SOCIETE GENERALE	TD Securities	Truist Securities	U.S. Bancorp	Wells Fargo Securities
Co-Lead Underwriters
Academy Securities	AmeriVet Securities	Blaylock Van, LLC	Cabrera Capital Markets LLC	CastleOak Securities, L.P.
China CITIC Bank International	Drexel Hamilton	KBC Securities USA	Korea Development Bank	Millennium bcp
R. Seelaus & Co., LLC	Roberts & Ryan	Tigress Financial Partners	Unicaja Banco